                                                                    Exhibit 4.10

                              ACQUISITION AGREEMENT

                                      AMONG

                            NEPTUNE ONE HOLDINGS LTD.

                               MUNARO HOLDING B.V.

                                       AND

                            NEW SKIES SATELLITES N.V.

                            DATED AS OF JUNE 5, 2004

Article I         DEFINITIONS....................................................................................2

         Section 1.01.         Certain Defined Terms.............................................................2

         Section 1.02.         Other Defined Terms...............................................................9

Article II        PURCHASE AND SALE OF THE ASSETS...............................................................11

         Section 2.01.         Purchase and Sale of Assets; Exclusion of Excluded Assets........................11

         Section 2.02.         Assumption of Assumed Liabilities; Retention of Retained Liabilities.............13

         Section 2.03.         Purchase Price; Allocation of Purchase Price.....................................13

         Section 2.04.         Stock Options; Restricted Stock..................................................14

         Section 2.05.         Closing..........................................................................15

         Section 2.06.         Closing Deliveries by Seller.....................................................15

         Section 2.07.         Closing Deliveries by Purchaser..................................................16

         Section 2.08.         Accounting; Endorsement of Checks................................................16

         Section 2.09.         Alternative Structure............................................................16

Article III       REPRESENTATIONS AND WARRANTIES OF SELLER......................................................17

         Section 3.01.         Organization and Qualification; Capitalization; Subsidiaries.....................17

         Section 3.02.         Authority Relative to This Agreement.............................................19

         Section 3.03.         Regulatory Reports; Financial Statements.........................................20

         Section 3.04.         No Undisclosed Liabilities.......................................................21

         Section 3.05.         Absence of Changes...............................................................21

         Section 3.06.         Insurance........................................................................22

         Section 3.07.         Information Supplied.............................................................22

         Section 3.08.         Consents and Approvals; No Violations............................................23

         Section 3.09.         No Default.......................................................................24

         Section 3.10.         Litigation.......................................................................24

         Section 3.11.         Seller Material Contracts........................................................24

         Section 3.12.         Permits; Compliance with Applicable Laws.........................................26

         Section 3.13.         Employee Benefit Plans...........................................................27

         Section 3.14.         Labor Matters....................................................................28

         Section 3.15.         Environmental Matters............................................................28

         Section 3.16.         Taxes............................................................................29

         Section 3.17.         Intellectual Property............................................................30

         Section 3.18.         Seller Satellites................................................................30



         Section 3.19.         Related Party Transactions.......................................................31

         Section 3.20.         Brokers..........................................................................31

         Section 3.21.         Real Property....................................................................32

         Section 3.22.         Opinion of Financial Advisor.....................................................33

Article IV        REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER........................................33

         Section 4.01.         Organization.....................................................................33

         Section 4.02.         Authority Relative to This Agreement.............................................33

         Section 4.03.         Consents and Approvals; No Violations............................................34

         Section 4.04.         Regulatory Matters...............................................................35

         Section 4.05.         Information Supplied.............................................................35

         Section 4.06.         Litigation.......................................................................35

         Section 4.07.         Interim Operations of Purchaser..................................................36

         Section 4.08.         Brokers..........................................................................36

         Section 4.09.         Financial Ability................................................................36

         Section 4.10.         Investigation by Parent and Purchaser............................................36

Article V         COVENANTS RELATED TO CONDUCT OF BUSINESS......................................................37

         Section 5.01.         Conduct of Business of Seller....................................................37

         Section 5.02.         Access to Information............................................................40

         Section 5.03.         Parent Covenants.................................................................40

Article VI        ADDITIONAL AGREEMENTS.........................................................................41

         Section 6.01.         Preparation of the Shareholder Circular..........................................41

         Section 6.02.         Board Actions and Shareholders Meeting...........................................41

         Section 6.03.         Reasonable Best Efforts..........................................................41

         Section 6.04.         Acquisition Proposals............................................................44

         Section 6.05.         Public Announcements.............................................................45

         Section 6.06.         Indemnification; Directors' and Officers' Insurance..............................45

         Section 6.07.         Notification of Certain Matters..................................................47

         Section 6.08.         Regulatory Filings...............................................................47

         Section 6.09.         Expenses.........................................................................48

         Section 6.10.         Financing........................................................................48


                                       2

         Section 6.11.         Further Assurances...............................................................49

         Section 6.12.         Seller Liquidation...............................................................49

         Section 6.13.         Ancillary Agreements.............................................................50

         Section 6.14.         Work-around Undertaking..........................................................50

Article VII       EMPLOYEE MATTERS..............................................................................50

         Section 7.01.         Assignment by Operation of Law...................................................50

         Section 7.02.         Dutch Pension Plans..............................................................50

         Section 7.03.         Other Employees..................................................................51

         Section 7.04.         Works Council Advice.............................................................51

Article VIII      TAX MATTERS...................................................................................52

         Section 8.01.         Transfer Taxes...................................................................52

         Section 8.02.         Tax Indemnification..............................................................52

         Section 8.03.         Procedures Relating to Indemnification of Tax Claims.............................53

         Section 8.04.         Filing of Tax Returns............................................................54

         Section 8.05.         Refunds and Credits..............................................................55

         Section 8.06.         Tax Information and Cooperation..................................................55

         Section 8.07.         Tax Ruling.......................................................................56

Article IX        CLOSING CONDITIONS............................................................................56

         Section 9.01.         Conditions to Each Party's Obligations...........................................56

         Section 9.02.         Conditions to the Obligations of Parent and Purchaser............................57

         Section 9.03.         Conditions to the Obligations of Seller..........................................59

Article X         TERMINATION; AMENDMENT; WAIVER................................................................59

         Section 10.01.        Termination by Mutual Agreement..................................................59

         Section 10.02.        Termination by Either Parent or Seller...........................................59

         Section 10.03.        Termination by Seller............................................................60

         Section 10.04.        Termination by Parent............................................................61

         Section 10.05.        Effect of Termination and Abandonment............................................61

         Section 10.06.        No Rescission....................................................................62

         Section 10.07.        Amendment........................................................................62

         Section 10.08.        Extension; Waiver................................................................63

Article XI        MISCELLANEOUS.................................................................................63

                                       3

         Section 11.01.        Nonsurvival of Representations and Warranties....................................63

         Section 11.02.        Entire Agreement; Assignment; Transfer...........................................63

         Section 11.03.        Notices..........................................................................64

         Section 11.04.        Governing Law....................................................................65

         Section 11.05.        Descriptive Headings.............................................................66

         Section 11.06.        Parties in Interest..............................................................66

         Section 11.07.        Severability.....................................................................66

         Section 11.08.        Enforcement; Jurisdiction........................................................66

         Section 11.09.        Counterparts.....................................................................66

         Section 11.10.        Interpretation...................................................................66

                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT, dated as of June 5, 2004 (this "AGREEMENT"), is among Neptune One Holdings Ltd., a Cayman Islands exempted company ("PARENT"), Munaro Holding B.V., a company organized under the laws of The Netherlands, and a wholly-owned subsidiary of Parent ("PURCHASER"), and New Skies Satellites N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, with a corporate seat in The Hague ("SELLER" and, together with Parent and Purchaser, the "PARTIES").

         WHEREAS, Seller is principally engaged in the business of providing satellite communications services through a network of geostationary earth orbit satellites and a communications network for data, voice, video, and Internet services and ground based infrastructure supporting the satellite network and the communications network (the "BUSINESS");

         WHEREAS, Seller wishes to transfer to Purchaser, and Purchaser wishes to purchase the Assets and assume the Assumed Liabilities (each as defined below) from Seller, all upon the terms and subject to the conditions set forth herein;

         WHEREAS, as soon as practicable following the consummation of the transactions contemplated by this Agreement, Seller intends to distribute all of its assets, including the Purchase Price (as defined below), to its shareholders in the form of repayment of capital (including share premium), a dividend, a provisional and/or final liquidation distribution (together, the "DISTRIBUTION"), request the delisting of Seller ordinary shares, nominal value
(euro)0.05 per share (the "Seller Shares") and Seller's American Depositary Shares from the Euronext Amsterdam N.V. exchange ("EURONEXT") and the New York Stock Exchange, Inc. (the "NYSE"), respectively, and dissolve and liquidate its assets (the "SELLER LIQUIDATION");

         WHEREAS, each of the Management Board of Seller (the "MANAGEMENT BOARD") and the Supervisory Board of Seller (the "SUPERVISORY BOARD" and, together with the Management Board, the "SELLER BOARDS") has unanimously determined after taking into account the interests of employees and other stakeholders of Seller that this Agreement and the transactions contemplated hereby, including the Distribution and the Seller Liquidation, are reasonable, proper and advisable and are fair to, and in the best interests of Seller, the Business, Seller's shareholders and Seller's other stakeholders;

         WHEREAS, the Parties have complied with the Dutch Merger Code (SER Fusiecode 2000) and filed a notification of the intended transaction with the SER (as defined below); and

         WHEREAS, Seller consulted and received advice from its interim works council with respect to this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Seller, Parent and Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "ACQUISITION PROPOSAL" means any inquiry, offer or proposal to Seller (including any proposal from or offer to Seller's shareholders) regarding any of the following (other than the transactions contemplated by this Agreement): (i) any merger, reorganization, tender offer, exchange offer, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, joint venture or other similar transaction involving Seller or any of its Subsidiaries or (ii) any acquisition by a third party of more than 10% of the capital stock of Seller or more than 10% of the consolidated assets of Seller and its Subsidiaries (except, in the case of (i) and (ii), as permitted by Section 5.01 of this Agreement).

         "ACTION" means claim, action, suit, arbitration, inquiry, proceeding or investigation.

         "AFFILIATE" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         "ANCILLARY AGREEMENTS" means the agreements and other instruments required to transfer the Assets and assign the Assumed Liabilities to Purchaser pursuant to this Agreement.

         "ANTITRUST LAW" means applicable antitrust Laws in The Netherlands (including the Mededingingswet), the European Union (including Regulation 4064/89 concerning the control of concentrations between undertakings, as amended), the United States (including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the Federal Trade Commission Act, as amended) and all other Laws in any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         "BACKLOG" means the aggregate unpaid amount owing to Seller or any of its Subsidiaries under all Contracts that represent obligations of third parties to make payments to Seller or any of its Subsidiaries in exchange for the sale or lease of transponder capacity or related services.

         "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase "within 60 days" in paragraph
(d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person.

         "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in The Hague, The Netherlands or New York, New York, the United States.

         "CODE" means, the United States Internal Revenue Code of 1986, as amended.

         "CONTRACT" means any written agreement, contract, subcontract, lease, indenture, note, bond, option, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

         "CREDIT AGREEMENT" means the $300 Million Multi-currency Loan Agreement between Neptune and ABN AMRO Bank N.V. as Arranger, Agent and Original Lender and the banks named therein, dated August 4, 2000.

         "DUTCH GAAP" means generally accepted accounting principles in The Netherlands.

         "DUTCH MERGER CODE" means SER-besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers (SER Fusiecode 2000), issued by the SER on March 17, 2000.

         "EMPLOYEE" means any current or former employee of Seller (or any predecessor of Seller) employed or formerly employed by Seller (or any predecessor of Seller) or any of its Subsidiaries.

         "ENVIRONMENTAL LAWS" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health.

         "ENVIRONMENTAL LIABILITIES" with respect to any Person means any and all Liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials, and (ii) relate to actions occurring, or conditions existing, on or prior to the Closing Date.

         "ENVIRONMENTAL PERMITS" means any and all permits, consents, licenses, orders, approvals, registrations, notifications, variances, exemptions and any other authorization under or pursuant to any applicable Environmental Law.

         "ENVIRONMENTAL REPORTS" means any and all reports, studies, assessments, audits, and other similar documents that address any issue of actual or potential non-compliance with, actual or potential liability under or cost arising out of, or actual or potential impact on the Business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXON-FLORIO" means Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988.

         "EXPENSES" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the preparation, printing and mailing of the Shareholder Circular and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

         "FEDERAL ACQUISITION REGULATIONS" means the rules governing purchases made by executive agencies of the United States government.

         "GOVERNMENTAL AUTHORITY" means any multinational, national, state, provincial or local authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing in The Netherlands, the European Union, the United States or any other country.

         "GOVERNMENT CONTRACT" means any Contract (i) between Seller or any of its Subsidiaries and the federal government of the United States or any agency thereof or (ii) which, to Seller's Knowledge, is between Seller or any of its Subsidiaries and another party which, to Seller's Knowledge, is party to a Contract with the federal government of the United States or any agency thereof under which Seller or any of its Subsidiaries acts as subcontractor to such other party and is obligated pursuant to any contractual flow-down provisions to abide by any government contracting regulations, including the Federal Acquisition Regulations, that are applicable to the principal contractor.

         "HAZARDOUS MATERIALS" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any

Environmental Law, that is regulated pursuant to or would give rise to liability under any applicable Environmental Law.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, as amended from time to time.

         "INDEBTEDNESS" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons other than Seller and its Subsidiaries secured by a Lien (other than a Permitted Lien) on any asset of Seller or any of its Subsidiaries, (d) under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto), (e) Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet, (f) Liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements,
(g) Liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other Person, and (h) accrued interest, prepayment penalties or premiums, breakage fees and all other amounts owed in respect of any of the foregoing.

         "INTELLECTUAL PROPERTY" means trademarks, service marks, brand names, certification marks, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, patent applications, inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; copyrights, copyrightable works, writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all other intellectual property or proprietary rights in any country or jurisdiction, including the right to register, patent or apply for other legal protection of same and the right to sue at law or in equity for any infringement or violation of the foregoing prior to the Closing Date, and to collect all proceeds and damages with respect thereto.

         "KNOWLEDGE OF SELLER" or "SELLER'S KNOWLEDGE" means the actual knowledge of any of the individuals listed in Section 1.01(a) of the Seller Disclosure Schedule.

         "LAW" means any multinational, national, state, provincial or local law, statute, ordinance, regulation, rule, code or other requirement or rule of law or stock exchange rule, including any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "LIABILITY" means any Indebtedness, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable or known or unknown, including those arising under any Law or Action and those arising under any Contract, commitment, obligation or undertaking or otherwise.

         "LIEN" means, with respect to any asset (including any security) any mortgage, lien, pledge, attachment, charge, limitation in voting, dividend or transfer right, security interest, preemptive right, easement, right-of-way, restriction, usufruct, option or encumbrance of any kind in respect of such asset.

         "LOSSES" means all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement.

         "MATERIAL ADVERSE EFFECT" means one or more events, changes, circumstances or effects that is materially adverse to (a) the assets, liabilities, operations, business, results of operations or financial condition of Seller and its Subsidiaries taken as a whole or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, provided, however, that any event, change, circumstance or effect (A) in any Law that applies to Seller or its Subsidiaries (except to the extent such event, change, circumstance or effect has a disproportionate effect on Seller and its Subsidiaries as compared to other persons in the industry in which Seller and its Subsidiaries operate and which have a comparable lines of business), (B) in Dutch GAAP or U.S. GAAP or interpretations thereof that apply to Seller or its Subsidiaries, (C) relating to the economies where Seller and its Subsidiaries conduct the Business in general or to the industries in which Seller and its Subsidiaries operate (except to the extent such event, change, circumstance or effect has a disproportionate effect on Seller and its Subsidiaries as compared to other persons in the industry in which Seller and its Subsidiaries operate and which have a comparable lines of business), or (D) attributable to the compliance by Seller with the terms of this Agreement, shall not be considered when determining whether a Material Adverse Effect has occurred under clause (a) of this definition.

         "NMA" means the Netherlands Competition Authority (Nederlandse Mededingingsautoriteit)

         "OPENING TAX BALANCE SHEET" means the balance sheet prepared by the Seller reflecting the Tax basis for Dutch corporate income tax purposes of the assets contributed to the Seller on November 30, 1998 and submitted to the Dutch Tax authorities.

         "OPTION AGREEMENT" means the Option Agreement Regarding the Issuance and Subscription of Preference Shares in the Share Capital of Seller, between Seller and Stichting Preferente Aandelen Seller, a foundation organized under the laws of The Netherlands, executed on or about June 28, 2000.

         "ORDER" means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award.

         "PARENT SIGNIFICANT SUBSIDIARY" means any Subsidiary of Parent that holds, directly or indirectly, any equity interest in Purchaser.

         "PERMITS" means all permits, licenses, concessions, variances, exemptions, orders, authorizations, permissions and approvals from or with any Governmental Authority.

         "PERMITTED LIENS" means the following Liens: (a) Liens for Taxes not yet due or that are being contested in good faith; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) Liens that do not materially interfere with the use by Seller or its Subsidiaries of the Assets or with the operation of the Business; (e) Liens not created by Seller or any of its Affiliates that affect any rights of the tenant under the real property leases of Seller or the fee interest in any of the real property of Seller, so long as such Liens do not interfere materially with the ordinary course of business; (f) licenses granted to third Persons under the Intellectual Property, (g) Liens created by or through Purchaser; (h) Liens that will be released prior to or as of the Closing, (i) Liens arising under this Agreement or the Ancillary Agreements and (j) Liens disclosed in the Seller SEC Reports.

                  "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other natural or legal person, entity or group (as "group" is defined in the Exchange Act or Book 2 of the Dutch Civil Code).

         "POST-CLOSING TAX PERIOD" means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

         "PRE-CLOSING TAX PERIOD" means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

         "SELLER MATERIAL CONTRACT" means:

              (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Seller;

              (ii)   any material Contract evidencing any Indebtedness;

              (iii) any non-competition agreement or any other Contract which limits or purports to limit materially the ability of Seller or its Subsidiaries to compete or engage in any line of business;

              (iv) any partnership agreements, limited liability agreements, joint venture agreement or similar agreements to which Seller or any of its Subsidiaries is a party, in each case involving an investment by Seller in excess of U.S.$1 million;

              (v) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of U.S.$3 million;

              (vi) any Contract containing a right of first refusal, first negotiation, "tag along" or "drag along" rights applicable to any capital stock of any Subsidiary of Seller or assets of Seller or any of its Subsidiaries valued in excess of U.S.$1 million;

              (vii) any contract for the construction of satellites requiring payments by Seller after the date hereof in excess of U.S.$1 million;

              (viii) any Contract containing financial incentive arrangements for equipment manufacturers, in each case involving an amount in excess of U.S.$3 million;

              (ix) any real property deeds or leases involving aggregate annual payments by Seller in excess of U.S.$1 million;

              (x) any customer Contract, which as of March 31, 2004, requires aggregate payments by the customer or Seller or any Subsidiary of Seller in excess of U.S.$3 million during the remaining term of such Contract;

              (xi)   any Government Contracts;

              (xii) any Contract outside the ordinary course of business involving expenditures, liabilities or revenues reasonably expected to be in excess of U.S.$1 million;

              (xiii) any Contract involving any material payment to any present director or executive officer of Seller or of any of its Subsidiaries;

              (xiv) any material contract the subject matter of which deals exclusively with the ownership, acquisition, licensing, use or disposition of Intellectual Property; and

              (xv) any Contract with any shareholder who owns or controls 5% or more of Seller's voting stock.

         "SER" means the Dutch Sociaal-Economische Raad.

         "SHAREHOLDER CIRCULAR" means a document as meant in best practice rule
IV.3.7 of the Netherlands Corporate Governance Code (code tabaksblat) prepared by the Seller Boards to inform the Seller Shareholders Meeting including all facts and circumstances relevant in respect of the approval of this Agreement and the transactions contemplated hereby.

         "STRADDLE PERIOD" means any taxable period that begins on or before and ends after the Closing Date.

         "SUBSIDIARY" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Party or any other subsidiary of such Party is a general or managing partner (including a beherend vennoot or besturend vennoot), (ii) twenty percent or more of the outstanding voting securities or interests of which is directly or indirectly owned or controlled by such Party or by any one or more of its subsidiaries or (iii) with respect to which such Party or any other subsidiary of such Party has the right, according to law or agreement, to appoint more than one fifth of the directors of the board of directors or the management or supervisory board.

         "TAXES" means all taxes, charges, fees, levies or other assessments, including Dutch and foreign, national, state and local income (including any surtax), franchise, property, turn-over, sales, value-added, use, excise, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to Tax.

         "TAX RETURNS" means all Dutch and foreign, national, state and local Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

         "TRANSFER TAXES" mean all goods, services, sales, use, real or personal property, gross receipt, documentary, value-added, stamp and all other similar Taxes or other like charges, together with interest, penalties or additional amounts imposed with respect thereto, provided that, for the avoidance of doubt, any income or capital gains taxes withheld pursuant to Section 2.03(c) shall not be considered a Transfer Tax.

         "U.S. GAAP" means generally accepted accounting principles in the United States.

         Section 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

                  Term                                              Section
                  ----                                              -------
                  AFM                                               3.03(a)
                  Agreement                                         Preamble
                  Assets                                            2.01(a)
                  Assignee                                          11.02(b)
                  Assumed Liabilities                               2.02(a)
                  AT                                                3.08(a)

                  Business                                          Recitals
                  Cash Dividend                                     3.05(a)(i)
                  CFIUS                                             3.08(a)
                  Closing                                           2.05
                  Closing Date                                      2.05
                  Communications Act                                3.08(a)
                  Confidentiality Agreement                         5.02(b)
                  Controlled Group                                  3.13(b)
                  DCC                                               7.01
                  Debt Financing                                    4.09(a)
                  Debt Financing Commitment Letter                  4.09(a)
                  Distribution                                      Recitals
                  Dutch Permits                                     3.12
                  Equity Financing                                  4.09(b)
                  Equity Financing Commitment Letter                4.09(b)
                  Euronext                                          Recitals
                  Excluded Assets                                   2.01(b)
                  FCC                                               3.08(a)
                  Financing                                         4.09(b)
                  Financing Preferred Shares                        3.01(e)
                  Governance Preferred Shares                       3.01(e)
                  Health Status Reports                             3.18(a)
                  Indemnified Parties                               6.06(a)
                  Insurance Policy                                  3.06
                  ITU                                               3.18(b)
                  Joint Tax Proceeding                              8.03(d)
                  Leased Property                                   2.06(c)
                  Liquidator                                        3.02(b)
                  Major Stations                                    3.18(c)
                  Management Board                                  Recitals
                  Material Backlog Contracts                        3.11(b)
                  NYSE                                              Recitals
                  Other Employees                                   7.03
                  Owned Property                                    2.06(c)
                  Parent                                            Preamble
                  Parent Disclosure Schedule                        Article IV
                  Parent Required Approvals                         4.03(a)
                  Parties                                           Preamble
                  Permitted Transferee                              11.02(c)
                  Proposed Settlement                               8.03(d)
                  Purchase Price                                    2.03(a)
                  Purchaser                                         Preamble
                  Purchaser Pension Plan                            7.02
                  Purchaser Pension Provider                        7.02
                  Representatives                                   6.04(a)
                  Required Seller Vote                              3.02(b)

                  Retained Cash Amount                              2.01(b)(v)
                  Retained Liabilities                              2.02(b)
                  Revised Confidentiality Terms                     6.04(a)
                  SEC                                               3.03(a)
                  Seller                                            Preamble
                  Seller Articles                                   3.02(b)
                  Seller Boards                                     Recitals
                  Seller Disclosure Schedule                        Article III
                  Seller Financial Statements                       2.01(a)(i)
                  Seller Ground Stations                            3.18(c)
                  Seller Liquidation                                Recitals
                  Seller Pension Plan                               7.02
                  Seller Pension Provider                           7.02
                  Seller Permits                                    3.12
                  Seller Plan                                       3.13(a)
                  Seller Regulatory Reports                         3.03(a)
                  Seller Required Approvals                         3.08(a)
                  Seller Restricted Share                           2.04(b)
                  Seller Restricted Stock Plans                     2.04(b)
                  Seller Satellites                                 3.18(a)
                  Seller SEC Reports                                3.03(a)
                  Seller Securities                                 3.01(e)
                  Seller Shareholders Meeting                       3.02(b)
                  Seller Shares                                     Recitals
                  Seller Stock Option                               2.04(a)
                  Seller Stock Option Plans                         2.04(a)
                  Seller Subsidiary Securities                      3.01(f)
                  Superior Proposal                                 6.04(a)
                  Supervisory Board                                 Recitals
                  Target Subsidiaries                               2.09(a)
                  Tax Proceeding                                    8.03(a)
                  Trade Register                                    3.03(a)
                  Transferred Seller Employees                      7.01(a)


                                   ARTICLE II

                         PURCHASE AND SALE OF THE ASSETS

         Section 2.01. Purchase and Sale of Assets; Exclusion of Excluded Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, deliver, convey and assign to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in any and all assets of Seller, in each case excluding the Excluded Assets (the "ASSETS"), free and clear of all Liens other than Permitted Liens, including:

              (i) all assets reflected on the audited balance sheet of Seller as at December 31, 2003 and all assets used to generate revenue and income reflected on the audited statement of income and cash flows of Seller for the fiscal year ended December 31, 2003, in each case as set forth in Section 2.01(a)(i) of the Seller Disclosure Schedule (collectively, the "SELLER FINANCIAL STATEMENTS"), other than, in each case, assets disposed of after December 31, 2003 and on or prior to the Closing;

              (ii) all assets acquired by Seller after December 31, 2003 and on or prior to the Closing;

              (iii) Seller's rights under all real property deeds and leases to which Seller is a party;

              (iv) Seller's rights under all Contracts, commitments or undertakings to which Seller is a party, other than this Agreement and the Ancillary Agreements;

              (v)    all of Seller's rights to any Intellectual Property;

              (vi) all of Seller's rights under any licenses from third parties other than Governmental Authorities;

              (vii)  all Permits to the extent transferable under applicable
                     Law;

              (viii) all Environmental Permits of Seller;

              (ix) all cash and cash equivalents, accounts receivable and other current assets of Seller (including any cash designated for distribution in respect of any Seller Shares which Seller has a legal right to retain by reason of any Lien on such Seller Shares for the benefit of Seller);

              (x)    all stock or equity interests in any Person;

              (xi) all books and records, including any and all data and records pertaining to Employees;

              (xii) all rights to refunds of Taxes, other than refunds of Taxes that relate (A) to a Post-Closing Tax Period and are unrelated to the Business and the Assets, (B) to any withholding tax or surtax paid in connection with the Distribution or Seller Liquidation, (C) to any corporate income tax or capital gains tax paid in connection with the transfer of the Assets and the Assumed Liabilities, (D) to any Taxes paid with respect to the termination of Seller's fiscal unity with its Dutch Affiliates or (E) Taxes that result from a carry-back of Tax losses from a Post-Closing Tax Period to a Pre-Closing Tax Period, provided that, any and all refunds of Taxes described in (A) - (E) above resulting from the utilization of a deduction , credit or other Tax benefit arising in a Pre-Closing Tax Period shall constitute Assets; and

              (xiii) all ownership or other rights of Seller with respect to assets relating to any benefit plan, program, arrangement or any other Liability assumed by Purchaser pursuant to
                     Article VII (including the assets of any trust established to fund any employee benefit plan).

         (b) Seller shall retain its respective right, title and interest in and to, and Purchaser and its Affiliates shall have no rights with respect to, the following assets (such assets listed in clauses (i) through (iv), the "EXCLUDED ASSETS"):

              (i) the minute books, stock ledgers and Tax records, including related administration and correspondence, of Seller, as well as all other books and records required by Law in connection with the Distribution and the Seller Liquidation (provided that Seller shall provide to Purchaser copies of all such documents that Purchaser may reasonably request);

              (ii) the Purchase Price, any payments of Transfer Taxes to Seller pursuant to Section 2.03(a) and all rights to refunds of Taxes that relate (A) to a Post-Closing Tax Period and are unrelated to the Business and the Assets,
                     (B) to any withholding tax or surtax paid in connection with the Distribution or Seller Liquidation, (C) to any corporate income tax or capital gains tax paid in connection with the transfer of the Assets and the Assumed Liabilities, (D) to any Taxes paid with respect to the termination of Seller's fiscal unity with Dutch Affiliates and (E) Taxes that result from a carry-back of Tax losses from a Post-Closing Tax Period to a Pre-Closing Tax Period, provided that, any and all refunds of Taxes described in
                     (A) - (E) above resulting from the utilization of a deduction , credit or other Tax benefit arising in a Pre-Closing Tax Period shall not constitute Excluded Assets;

              (iii)  any Seller Shares held in the treasury of Seller;

              (iv) all rights of Seller under this Agreement and the Ancillary Agreements; and

              (v) a cash amount, not to exceed the lesser of U.S.$900,000 or the amount that Seller determines is reasonably required to pay expenses in connection with the Distribution and the Seller Liquidation (the "RETAINED CASH AMOUNT").

         Section 2.02. Assumption of Assumed Liabilities; Retention of Retained Liabilities. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and become obligated to pay, perform and discharge when due, and shall thereafter indemnify Seller and hold Seller harmless against, any and all Liabilities of Seller other than the Retained Liabilities (the "ASSUMED LIABILITIES").

         (b) Seller shall retain, and shall be fully responsible for paying, performing and discharging when due, and shall thereafter indemnify Purchaser and hold Purchaser harmless against, and neither Purchaser nor any of its Affiliates shall assume or have any responsibility for (i) any Taxes that may be payable by Seller solely as a result of the consummation of the transactions contemplated by this Agreement (including any withholding tax or surtax resulting from the Distribution, any corporate income and/or capital gains tax resulting from the transfer of the Assets and the Assumed Liabilities and any Taxes resulting from the termination of Seller's fiscal unity with its Affiliates), except as provided in Section 8.01, (ii) any Liability under the Seller Stock Options or the Seller Restricted Shares or any Liability accrued prior to the Closing under the Seller Stock Option Plans, the Option Agreement or the Seller Restricted Stock Plan, (iii) any Liability arising in connection with the Distribution and the Seller Liquidation in excess of the Retained Cash Amount and (iv) any Liability of Seller that (A) arises and that relates to matters occurring solely after the Closing, (B) is not attributable, directly or indirectly, to the consummation of the transactions contemplated by this Agreement, and (C) is not the result of compliance by Seller with the terms of this Agreement (such Liabilities, the "RETAINED LIABILITIES").

         Section 2.03. Purchase Price; Allocation of Purchase Price. (a) At the Closing, Purchaser shall pay to Seller a cash amount equal to U.S.$956,099,550 plus the aggregate cash amount received after the date hereof by Seller in connection with the exercise of Seller Stock Options and Seller Restricted Shares, minus any taxes withheld pursuant to Section 2.03(c), minus the aggregate cash amount paid after the date hereof by Seller to redeem or repurchase any Seller Shares, Seller Restricted Shares or Seller Stock Options or in respect of any dividend or distribution on Seller Shares declared after the date hereof (the "PURCHASE PRICE") plus the Transfer Taxes payable by Seller or any of its Affiliates as a result of the consummation of the transactions contemplated by this Agreement, in immediately available funds to one or more bank accounts designated by Seller no later than two (2) Business Days before the Closing.

         (b) Seller and Purchaser shall jointly prepare an allocation of the sum of the Purchase Price and the Assumed Liabilities among the Assets and the Business and the statutory jurisdictions in which the Assets reside in a schedule to be completed on or prior to the Closing Date. Each of Purchaser and Seller shall report the income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation. Except as otherwise required by applicable Law, neither Purchaser nor Seller shall take a position inconsistent with such allocations on any Tax Return or similar filing. Each of Seller and Purchaser shall reasonably cooperate with the other in preparing for filing any statements required by any Governmental Authority charged with the collection of any income Tax, including Dutch Corporate Income and other Tax forms and filings related to the transactions contemplated by this Agreement, a reasonable period before its filing due date. If Seller and Purchaser cannot agree on a joint allocation within 30 Business Days following the Closing Date, Purchaser and Seller shall refer the matter for resolution to independent accountants, the decision of which shall be binding on Seller and Purchaser. The costs, fees and expenses of the independent accountants shall be borne by (1) Seller if the net resolution of the disputed items favors Purchaser, (2) Purchaser if the net resolution of the disputed items favor Seller, and (3) otherwise equally by Purchaser and Seller.

         (c) The Purchaser shall withhold and pay to the applicable Taxing authority any income or capital gains withholding taxes required to be withheld on Purchase Price payments with respect to the transactions contemplated by the Agreement.

         Section 2.04. Stock Options; Restricted Stock. (a) On or before the Closing Date, Seller shall use its reasonable best efforts to cancel or procure the cancellation, effective on the Closing Date, of each option to purchase Seller Shares granted to employees, directors, including members of the Supervisory Board, or independent contractors of Seller or any of its Subsidiaries under the stock option plans set forth in Section 2.04(a) of the Seller Disclosure Schedule (the "SELLER STOCK OPTION PLANS") that is outstanding immediately prior to the Closing Date (each, a "SELLER STOCK OPTION"). The holder of each such Seller Stock Option, without any action on the part of such holder and in full consideration of such cancellation, shall be entitled to receive from Seller, at the time of the Distribution, an amount in cash (less any applicable withholding Taxes) with respect to each Seller Share issuable with respect to such Seller Stock Option (whether or not vested or exercisable) equal to the excess, if any, of the amount distributed with respect to each Seller Share in the Distribution over the exercise price per share of such Seller Stock Option and shall have no further rights with respect to such Seller Stock Option.

         (b) On or before the Closing Date, Seller shall use its reasonable best efforts to cancel or procure the cancellation, effective on the Closing Date, of each outstanding restricted Seller Share (a "SELLER RESTRICTED SHARE") (whether or not vested or exercisable) granted under the restricted stock plans set forth in Section 2.04(b) of the Seller Disclosure Schedule (the "SELLER RESTRICTED STOCK PLANS"). The holder of each such Seller Restricted Share, without any action on the part of such holder and in full consideration of such cancellation, shall be entitled to receive from Seller, at the time of the Distribution, an amount in cash (less any applicable withholding Taxes) with respect to each Seller Restricted Share (whether or not vested or exercisable) equal to the excess, if any, of the amount distributed with respect to each Seller Share in the Distribution over the exercise price of such Seller Restricted Share and shall have no further rights with respect to such Seller Restricted Share.

         (c) Prior to the Closing Date, Seller shall make or procure any amendments to the terms of such Seller Stock Option Plans and any related stock option agreements and the Seller Restricted Stock Plans and any related restricted stock agreements that are necessary to give effect to the transactions contemplated by this Section 2.04 and to terminate or procure the termination of such plans and agreements.

         Section 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets pursuant to Section 2.01, and the assumption of the Assumed Liabilities pursuant to Section 2.02, as contemplated hereby shall take place at a closing (the "CLOSING") to be held at 10:00 a.m., Central European Time, two Business Days after the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article IX (other than conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of De Brauw Blackstone Westbroek located at Burgerweeshuispad 301, 1076 HR Amsterdam, The Netherlands or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING Date"). The Closing shall be deemed effective as of 12:01 a.m., Central European Time, on the Closing Date.

         Section 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

         (a) subject to Section 6.14, a counterpart of each of the Ancillary Agreements, executed by Seller;

         (b) a receipt for the Purchase Price and any Transfer Taxes payable pursuant to Section 2.03(a);

         (c) subject to Section 6.14, each of the following documents, executed by Seller: instruments of assignment with respect to all of Seller's right, title and interest in any material real property which Seller leases or subleases (the "LEASED PROPERTY") and bargain and sale deeds (or equivalent deeds) required in the relevant jurisdiction with respect to all of Seller's right, title and interest in the material real property owned in fee by Seller (the "OWNED PROPERTY"), in each case in recordable form sufficient to convey or transfer to Purchaser all of Seller's right title and interest in and to the Owned and Leased Property; and

         (d) any documents required pursuant to Sections 3.08 and 6.11.

         Section 2.07. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

         (a) the Purchase Price and any Transfer Taxes payable pursuant to
    Section 2.03(a);

         (b) a counterpart of each of the Ancillary Agreements, executed by Purchaser or Parent, as applicable;

         (c) a counterpart to any of the documents delivered by Seller pursuant to Section 2.06(c);

         (d) a receipt for the Assets acknowledging the purchase of the Assets pursuant to this Agreement; and

         (e) any documents required pursuant to Sections 4.03 and 6.11.

         Section 2.08. Accounting; Endorsement of Checks. To the extent that, after the Closing, Seller receives any payment that is for the account of Purchaser according to the terms of this Agreement, Seller shall promptly deliver such amount to Purchaser. Seller hereby authorizes Purchaser following the Closing to endorse for deposit only its name on, and collect for Purchaser's account, any checks received in payment of any accounts receivable included in the Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Assets.

         Section 2.09. Alternative Structure. (a) At the request of the Purchaser, Seller shall undertake all necessary measures to contribute immediately prior to the Closing all of the Assets, free and clear of all Liens other than Permitted Liens, to one or more wholly-owned newly-formed Subsidiaries of Seller organized under the laws of The Netherlands as requested by Purchaser (the "TARGET SUBSIDIARIES") and cause any such Target Subsidiaries to assume the Assumed Liabilities. Purchaser and Seller agree to treat such contribution as a taxable transaction for Dutch corporate income tax purposes. At the Closing, Seller shall sell, transfer, deliver, convey and assign to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in all of the stock of the Target Subsidiaries. All incremental out-of-pocket expenses related to the transactions contemplated under this section 2.09 shall be for Purchaser's account. Neither Purchaser nor Seller shall include any Target Subsidiary in a fiscal unity with the Seller on any Tax Return or similar filing, pursuant to any election or similar statement or in any Tax Proceeding.

    (b) Notwithstanding any other provision of this Agreement to the contrary, prior to the Closing Purchaser and Seller shall cooperate in connection with structuring the acquisition of the Assets and the assumption of the Assumed Liabilities and shall take any and all reasonable actions necessary to effectuate such alternative structure (including without limitation entering into separate agreements with respect to such transactions), provided that
    (i) Seller shall not be required to take any action that would be reasonably likely to delay, or have an adverse effect on the Parties' ability to consummate, the Closing and (ii) such cooperation and other actions would not be reasonably likely to have an adverse effect on the economic benefits to either Purchaser or Seller of the transactions contemplated by this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each of Parent and Purchaser hereby agrees and acknowledges that, except for the representations and warranties contained in this Article III, neither Seller nor any other Person has made any representation or warranty (whether express or implied) on behalf of Seller, any of its Affiliates or any of their respective employees, agents or representatives regarding (a) the Business, the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or (b) any information, documents or material provided or made available by Seller, any of its Affiliates or any of their respective employees, agents or representatives to Parent, Purchaser or any of their employees, agents or representatives, including any projections, estimates or budgets. Seller hereby disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Parent and Purchaser or their employees, agents or representatives of any materials, documentation or other information (including any projections, estimates or budgets).

         Except as otherwise set forth in the disclosure schedule delivered by Seller to Parent prior to the execution of this Agreement (the "SELLER DISCLOSURE SCHEDULE"), Seller hereby represents and warrants to each of Parent and Purchaser as follows:

         Section 3.01. Organization and Qualification; Capitalization; Subsidiaries. (a) Seller and each of its Subsidiaries is a corporation or legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except for any failures to have such power or authority that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Except for the Subsidiaries of Seller, Seller does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other voting security of any other entity or any other investment in any other entity, in any such case estimated to be in excess of U.S.$1 million.

         (c) Seller and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failures to be so duly qualified or licensed and in good standing have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (d) Seller has heretofore delivered or made available to Parent accurate and complete copies of the articles of association and by-laws or other similar organizational documents in effect as of the date hereof of Seller and each of its Subsidiaries and the minute books (since January 1, 2002) of Seller.

         (e) The authorized capital stock of Seller consists of 204,777,000 Seller Shares, 227,530,000 governance preference shares, par value (euro).05 per share (the "Governance Preferred Shares") and 22,753,000 preferred financing shares, par value (euro).05 per share (the "Financing Preferred Shares"). As of the date hereof, (i) 118,022,471 Seller Shares are issued and outstanding, (ii) 7,180,410 Seller Shares are reserved for issuance in connection with Seller Stock Options, rights to acquire Seller Restricted Shares and other equity or equity-based awards outstanding on the date hereof, (iii) 5,058,098 Seller Shares are reserved for issuance under the Seller Stock Option Plans, Seller Restricted Plans and all other equity or equity-based plans of Seller and its Subsidiaries (excluding Seller Shares reserved for issuance in connection with the outstanding Seller Stock Options, Seller Restricted Shares and other equity or equity-based awards),
    (iv) no Governance Preferred Shares are issued and outstanding, (v) no Financing Preferred Shares are issued and outstanding and (vi) no Seller Shares are held in the treasury of Seller or held by any Subsidiary of Seller. Except (i) as set forth in this Section 3.01 and (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01, for changes since March 31, 2004 resulting from the exercise of employee and director stock options outstanding on such date, there are no outstanding (A) shares of capital stock or other voting securities of Seller, (B) securities of Seller convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Seller, (C) options, warrants or other rights to acquire from Seller, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Seller, obligating Seller to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Seller or obligating Seller to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment, and (D) equity equivalents, interests in the ownership or earnings of Seller or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the "SELLER SECURITIES"). None of Seller or its Subsidiaries has any outstanding obligation to redeem, repurchase or otherwise acquire any Seller Securities or any of the Seller Subsidiary Securities, or to provide funds to or make any investment in excess of U.S.$1 million in the aggregate (in the form of a loan, capital contribution or otherwise) in any Subsidiary (other than any wholly-owned Subsidiary) of Seller or any other Person. There are no shareholders' agreements, voting trusts, registration rights agreements or other agreements or understandings to which Seller or any of its Subsidiaries is a party with respect to the voting, disposition or dividends of the Seller Securities or the Seller Subsidiary Securities. Other than the Cash Dividend, all dividends on the Seller Shares that have been declared or have accrued prior to the date hereof have been paid in full.

         (f) All of the outstanding capital stock of, or other ownership interests in, Seller's Subsidiaries is owned by Seller, directly or indirectly, free and clear of any Liens other than Permitted Liens. Each of the outstanding shares of capital stock or other equity interests of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights. There are no outstanding (i) securities of Seller or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Seller, or (ii) options, warrants or other rights to acquire from Seller or any of its Subsidiaries, and no other obligation of Seller or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Seller, or (iii) equity equivalents, interests in the ownership or earnings of any Subsidiary of Seller, except for stock options and restricted stock claims granted to employees, directors, including members of the Supervisory Board, or independent contractors within the meaning of Section 2.04 (the items in clauses (i), (ii) and (iii), together with all outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Seller, being referred to collectively as the "SELLER SUBSIDIARY SECURITIES").

         Section 3.02. Authority Relative to This Agreement. (a) Seller has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby other than the Required Seller Vote. Each of the Seller Boards has duly and validly authorized the execution, delivery and performance by Seller of this Agreement and approved the consummation by Seller of the transactions contemplated hereby, and taken all corporate actions required to be taken by each of the Seller Boards for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and has by resolution (i) approved, and declared advisable, the transactions contemplated by this Agreement; (ii) determined that this Agreement and the transactions contemplated hereby are reasonable, proper and advisable and are fair to, and in the best interests of, Seller, the Business, Seller's shareholders and Seller's other stakeholders after taking into account the interests of the employees and other stakeholders of Seller; and (iii) recommended that the shareholders of Seller approve and adopt such transactions. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Required Seller Vote. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms.

         (b) The Seller Boards have directed that the transactions contemplated by this Agreement be submitted to the shareholders of Seller entitled to vote thereon for their approval at an extraordinary general meeting to be held for that purpose. The affirmative vote of the holders of a majority of the outstanding Seller Shares represented at the extraordinary general meeting of the shareholders of Seller (the "SELLER SHAREHOLDERS MEETING"), called in accordance with applicable Law and the Restatement of the Articles of Association of Seller, dated August 24, 2000, as amended (the "SELLER ARTICLES"), in favor of a resolution authorizing this Agreement and the transactions contemplated hereby, the Seller Liquidation, the termination of the Seller Stock Option Plan and the Seller Restricted Stock Plan with respect to the Supervisory Board, the appointment of a liquidator (the "LIQUIDATOR"), the renumeration of the Liquidator and a company providing it with support services, the reduction of the size and the change in composition of the Supervisory Board effective as of the Closing, the amendment (if required) to the Seller Articles to permit such reduction of the size and change in composition of the Supervisory Board, the appointment of a Person or Persons to oversee the Seller Liquidation and the renumeration of such Person or Persons, and the appointment of a custodian (bewaarder) of the Seller's books to be effective upon the completion of the Seller Liquidation (collectively, the "REQUIRED SELLER VOTE") is the only vote of the holders of any class or series of capital stock of Seller necessary to approve the transactions contemplated by this Agreement. No other vote or approval of the shareholders of Seller is required by Dutch Law or the Seller Articles, in order for Seller to approve the transactions contemplated by this Agreement or to consummate the transactions contemplated hereby.

         Section 3.03. Regulatory Reports; Financial Statements. (a) Seller has timely filed all registration statements, schedules, statements, forms, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed by Seller with Euronext, the trade register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel) in The Hague (the "TRADE REGISTER"), the Dutch Authority for the Financial Markets (the "AFM") and the United States Securities and Exchange Commission (the "SEC") from and after January 1, 2002, each of which (including any financial statements or schedules included or incorporated by reference therein), as of its respective date, was prepared in accordance and fully complied in all material respects with all applicable requirements (except if, and to the extent that, such registration statement, schedule, statement, form, report or other document was subsequently amended, superseded or supplemented by a filing made prior to the date hereof). No Subsidiary of Seller is required to file any form, report or other document with the Trade Register, Euronext, the AFM or the SEC. None of such registration statements, prospectuses, forms, reports or documents, including any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to the date hereof, Seller has not filed and has not been required to file any proxy or information statement with the SEC. Seller has heretofore delivered or made available to Parent, in the form filed with the Trade Register or, as applicable, the SEC (including any amendments thereto), (i) copies of the annual accounts and annual report filed by Seller with the Trade Register for the fiscal year ended December 31, 2002; (ii) a copy of its Annual Report filed with the SEC on Form 20-F for the fiscal year ended December 31, 2002; and (iii) copies of all other reports, certifications, prospectuses or registration statements filed or furnished by Seller from and after January 1, 2002 and prior to the date hereof with the SEC (the "SELLER SEC REPORTS") or with the Trade

Register, Euronext or the AFM (together with the Seller SEC Reports, the "SELLER REGULATORY REPORTS").

         (b) The Seller Financial Statements and the audited and unaudited consolidated financial statements (including the related notes) contained in the Seller Regulatory Reports as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then the date of such filing): (i) complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the Trade Register, Euronext, the AFM or the SEC (as the case may be) with respect thereto, (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as specifically indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries, as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, as of the date of such filing) (except, in the case of unaudited financial statements, subject to normal year-end audit adjustments and for the absence of footnotes).

         (c) Since January 1, 2002, Seller has not received written notice from the AFM, the SEC or any other Governmental Authority that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by AFM, the SEC or other Governmental Authority.

         Section 3.04. No Undisclosed Liabilities. Seller and its Subsidiaries have no liabilities or obligations of any nature, whether or not accrued, absolute, contingent, liquidated or unliquidated or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP, except for (i) Liabilities identified in the Seller Financial Statements and (ii) Liabilities incurred since December 31, 2003, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.05. Absence of Changes. Except as otherwise specifically contemplated by this Agreement, since December 31, 2003, Seller and its Subsidiaries have conducted their business in all material respects only in the ordinary course consistent with past practice and there has not been:

         (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seller, or any repurchase, redemption or other acquisition for value by Seller or any Subsidiary of any securities of Seller or of any of its Subsidiaries, other than (i) in connection with the annual cash dividend in the amount of U.S.$0.04 with respect to each of the Seller Shares approved by the shareholders of Seller on May 14, 2004 and paid on May 21, 2004 (the "CASH DIVIDEND") and (ii) in connection with the exercise of any Seller Stock Option or any right to acquire Seller Restricted Shares;

         (b) Except for letters of credit issued in connection with pre-payments by customers in an aggregate amount up to U.S.$5 million or borrowings under existing lines of credit in an aggregate amount up to U.S.$5 million (i) any incurrence or assumption (or agreement to incur or to assume) by Seller or any Subsidiary of Seller of any Indebtedness, or (ii) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) liability (whether directly, contingently or otherwise) by Seller or any Subsidiary of Seller for the obligations of any other Person (other than any wholly-owned Subsidiary of Seller);

         (c) any Contract entered into by Seller or any Subsidiary of Seller relating to any material acquisition, disposition, sale, assignment, transfer, lease or license (in whole or in part) of any assets, rights, properties or business;

         (d) any change in any method of accounting or accounting principles or practice by Seller or any Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Seller, except for any such change required by reason of a change in Dutch GAAP, U.S. GAAP or applicable Law;

         (e) any (i) grant of any severance or termination pay to any director or officer of Seller; (ii) entering into any written employment, deferred compensation, consulting or other similar agreement (or any amendment to any such existing agreement) with any director or officer; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors or officers of Seller; or

         (f) any event, change, circumstance or effect which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.06. Insurance. Section 3.06 of the Seller Disclosure Schedule sets forth a complete and correct list of all launch and in-orbit satellite insurance policies or binders in effect as of the date hereof. True and complete copies of such insurance policies and binders have been delivered or made available to Purchaser. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) all premiums due and payable in respect of each insurance policy to which any of Seller and its Subsidiaries is either an insured or a beneficiary (an "INSURANCE POLICY") have been paid and none of Seller and its Subsidiaries has given or received written notice from any insurer or agent of any intent to cancel any such Insurance Policy; (b) none of Seller and its Subsidiaries has received written notice from any insurance company or Governmental Authority of any defects or inadequacies that is reasonably likely to adversely affect the insurability of, or to cause a material increase in the premiums for, insurance covering any of Seller and its Subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice; and (c) the Insurance Policies are sufficient for compliance with all requirements of Law and of all Seller Material Contracts.

         Section 3.07. Information Supplied. None of the information included or incorporated by reference in the Shareholder Circular or in any document filed with any Governmental Authority (including, in each case, any amendments or supplements thereto) and any other documents included therein will, on the date the Shareholder Circular is mailed to Seller's shareholders or, as applicable, the date on which the applicable filing is made, or at the time immediately following any amendment or supplement to the Shareholder Circular or such filing, as applicable, or at the time the Seller Shareholders Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, Seller makes no representations regarding any information furnished in writing by Parent, Purchaser or their Affiliates specifically for inclusion in the Shareholder Circular or such filing. If at any time prior to the completion of the Seller Shareholders Meeting, any event with respect to Seller, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to the Shareholder Circular or any filing with any Governmental Authority, Seller shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be, to the extent required by Law, disseminated to the shareholders of Seller.

         Section 3.08. Consents and Approvals; No Violations. (a) Except for filings, notifications, licenses, permits, authorizations, consents and approvals as may be required by, and other applicable requirements of, Euronext, the AFM, the NMa, the Trade Register, the NYSE, the Exchange Act, any applicable Antitrust Law, any applicable foreign investment Law in the European Union or The Netherlands, the Communications Act of 1934, as amended, and the Communications Satellite Act of 1962, as amended (collectively, the "COMMUNICATIONS ACT"), filings with, and approvals of the Dutch Telecommunications Agency (Agentschap Telecom) (the "AT") and the United States Federal Communications Commission ("FCC"), the U.S. Department of State, the Committee on Foreign Investments in the United States ("CFIUS") and United States federal executive branch agencies with responsibility for law enforcement or homeland security, the approvals or notifications of the Governmental Authorities listed in Section 3.08(a) of the Seller Disclosure Schedule in connection with a change of control and/or assignment of the holders of the licenses, permits and registrations of Seller, compliance with any applicable provisions of Dutch Law listed in Section 3.08(a) of the Seller Disclosure Schedule and a notice to the SER (collectively, the "SELLER REQUIRED APPROVALS"), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except for any failures to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Neither the execution, delivery and performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of association or by-laws (or similar governing documents) of Seller or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default, require consent, or result in the loss of a benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation, or the creation of any Lien under, any of the terms, conditions or provisions of any Contract, Permit or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) provided that the filings, notifications, licenses, permits, authorizations, consents and approvals referenced in Section 3.08(a) have been made or obtained, violate any Law applicable to Seller or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) and (iii) for violations, breaches, losses or defaults that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.09. No Default. Neither Seller nor any of its Subsidiaries is in violation of any term of (i) its articles of association, by-laws or other organizational documents, (ii) any agreement or instrument related to Indebtedness or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to Seller, its Subsidiaries or any of their respective rights, Permits, properties or assets, except for violations which, in the case of clauses (ii) and (iii), do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.10. Litigation. There is no Action pending or, to Seller's Knowledge, threatened against Seller or any of its Subsidiaries or any of their respective rights, Permits, properties or assets which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, no officer or director of Seller is a defendant in any Action commenced by shareholders of Seller with respect to the performance of his or her duties as an officer and/or director of Seller. There exists no Contract with any of the directors and officers of Seller or its Subsidiaries that provides for indemnification by Seller or its Subsidiaries. Neither Seller nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any outstanding order, writ, injunction or decree, except for orders, writs, injunctions and decrees which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.11. Seller Material Contracts. (a) Section 3.11 of the Seller Disclosure Schedule sets forth a complete and correct list of the Seller Material Contracts. Complete and correct copies of the written Seller Material Contracts have been delivered or made available to Purchaser, except for redactions of certain portions thereof made pursuant to requirements of applicable Law. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect, each of the Seller Material Contracts constitutes the valid and legally binding obligation of Seller or, as applicable, its Subsidiaries, enforceable in accordance with its terms, and is in full force and effect. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no default under any Seller Material Contract either by Seller or, to Seller's Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller or, to Seller's Knowledge, any other party.

         (b) Section 3.11(b) of the Seller Disclosure Schedule sets forth the Backlog as of March 31, 2004 and the Contracts representing the 20 largest contributions to the Backlog (the "MATERIAL BACKLOG CONTRACTS"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to Seller's Knowledge, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted
    Lien) on any of the properties or assets of Seller or any of its Subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any Material Backlog Contract, except, for any payment defaults under transponder sale or lease agreements which are not more than ninety
    (90) days past due.

         (c) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

              (i) neither Seller nor any of its Subsidiaries is participating in, or to Seller's Knowledge, the subject of, any investigation by any Governmental Authority relating to the Government Contracts, billings, claims or business practices that is reasonably likely to lead to criminal or civil penalties or the cancellation of any Government Contract, and, to Seller's Knowledge, no such investigation has been threatened or is actively being considered. Neither Seller nor any of its Subsidiaries is debarred or suspended under the Federal Acquisition Regulations or other similar applicable Laws by any Governmental Authority from bidding for, or obtaining any Government Contract for services provided by, Seller or its Subsidiaries, and to Seller's Knowledge, no such Proceeding is pending or threatened.

              (ii) to Seller's Knowledge, each of Seller and its Subsidiaries has complied in all respects with all applicable requirements, if any, under the Federal Truth in Negotiations Act (codified at 10 U.S.C. Sections 2306 and 2306a; 41 U.S.C. Section 254b) with respect to Government Contracts for services provided by Seller or any of its Subsidiaries. No Government Contract is subject to the U.S. government cost accounting standards, as set forth in 48 C.F.R. Part 30. Neither Seller nor any of its Subsidiaries has engaged in any fraudulent act, bribery or other act of dishonesty or made any misrepresentation of fact in connection with soliciting, negotiating, obtaining or maintaining any Government Contract.

              (iii) to Seller's Knowledge, no Governmental Authority has requested in writing any actual or potential price reduction, adverse contract adjustment, disallowance of costs or claims in respect of any Government Contract.

              (iv) neither Seller nor any of its Subsidiaries has received, with respect to any Government Contract, written notice of:
                     (A) any final decision or unilateral modification assessing a price reduction, penalty or claim for damages or other remedy; (B) any claim, based on assertions of defective pricing or asserted violations of government cost accounting standards or cost principles; (C) any claim for indemnification by any Governmental Authority; (D) an equitable adjustment of or claim concerning such Government Contract submitted by or brought by either Seller or any of its Subsidiaries or brought by any subcontractors or suppliers against either Seller or any of its Subsidiaries; or (E) any disallowance of costs (direct or indirect) or related claims, in each case referred to in one of the preceding clauses of this Section 3.11(c)(iv).

         Section 3.12. Permits; Compliance with Applicable Laws. (a) Seller and its Subsidiaries hold all Permits as are necessary for the lawful conduct of their respective businesses as currently conducted and to own, lease or operate their properties and assets (collectively, the "SELLER PERMITS"), except for failures to hold such Permits that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.12(a) of the Seller Disclosure Schedule sets forth all Permits issued to Seller by the Dutch Ministry of Economic Affairs, the AT or any other Dutch Governmental Authority relating to the ability of Seller and/or its Subsidiaries to utilize geostationary arc orbital locations and associated frequencies (the "DUTCH PERMITS"). For the avoidance of doubt, the Dutch Permits are included within the term Seller Permits under this Agreement. Seller has delivered or made available to Parent all material correspondence it has had with any Dutch Governmental Authority since January 1, 2002 with respect to such Dutch Permits. To Seller's Knowledge, as of the date hereof no other Person has received any such Permit from any Dutch Governmental Authority to utilize the geostationary arc orbital locations and associated frequencies set forth in the Dutch Permits. Seller and its Subsidiaries are in compliance with the terms of the Seller Permits and, to Seller's Knowledge, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any Person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Seller Permit, except for such failures to so comply as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.12(a) of the Seller Disclosure Schedule sets forth all Seller Permits the transfer of which may require the approval, consent or authorization of a Governmental Authority or which are material to Seller and its Subsidiaries. Section 3.12(a) of the Seller Disclosure Schedule sets forth all of the applications of Seller and any of its Subsidiaries that are pending before the FCC, the AT or the Dutch Ministry of Economic Affairs. Neither Seller nor any of its Subsidiaries has received notice of any revocation or modification of any Seller Permit, except for revocations or modifications which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of Seller, any of its Subsidiaries or any of their relevant personnel and operations is, or since January 1, 2002, has been, in violation of any Law applicable to its business, properties or operations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, no investigation or review by any Governmental Authority with respect to Seller, any of its Subsidiaries, the Assets or the Seller Permits is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same, against Seller or any of its Subsidiaries, alleging any violation of any Law, except, in each case, for those investigations or reviews the outcomes of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) None of Seller, any of its Subsidiaries or any of their employees is, or since January 1, 2002, has been, in violation of any Law applicable to its business, properties or operations and relating to: (i) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (ii) payments to government officials or employees from corporate funds; (iii) bribes, rebates, payoffs, influence payments, kickbacks; or (iv) export, trade or investment restrictions, prohibitions, embargoes, sanctions or other financial and non-financial controls, except in the case of clauses (i) - (iv) for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.13. Employee Benefit Plans. (a) Section 3.13(a) of the Seller Disclosure Schedule lists each material compensation, benefit and pension plan, Contract, program, policy or arrangement maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its Subsidiaries, covering current or former employees, officers, directors and consultants of Seller and its Subsidiaries or under which Seller or any of its Subsidiaries has any present or future liability (individually, a "SELLER PLAN," or collectively, the "SELLER PLANS").

         (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) with respect to each Seller Plan, all payments due from Seller or any of its Subsidiaries to date have been timely made or have been reflected on the Seller Financial Statements;
    (ii) there are no Actions (other than routine claims for benefits) pending or, to Seller's Knowledge, threatened against the assets of any Seller Plan;
    (iii) Seller and its Subsidiaries have complied with, and each Seller Plan conforms, in form and operation to, its terms and all applicable Laws and have received all necessary approvals by any Governmental Authority in order to be treated (for tax and other purposes) in the manner currently treated by Seller and its Subsidiaries and, if applicable, has received a favorable determination letter as to its qualifications; (iv) no event has occurred and no condition exists that would subject Seller or any of its Subsidiaries, by reason of their affiliation with any member of their "CONTROLLED GROUP" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; and (v) no Seller Plan provides retiree welfare benefits and neither Seller nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by applicable Law.

         (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Seller Plan is under audit or is the subject of an investigation by any Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of Seller, threatened.

         (d) The consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event), will not (i) entitle any Person to any benefit under any Seller Plan; or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any Person under any Seller Plan with the exception of the vesting or payments to be made in connection with the cancellation, expiration, extinguishment or vesting, as applicable, of the outstanding Seller Stock Options and Seller Restricted Shares. There is no Contract, plan or arrangement (written or otherwise) covering any current or former employee, director or independent contractor of Seller or any of its Subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

         (e) No Seller Plan is subject to Title IV of ERISA and neither Seller, its Subsidiaries nor any member of their Controlled Group has in the six years preceding the date hereof sponsored or contributed to, or has or had any liability or obligation in respect of, any plan subject to Title IV of ERISA.

         (f) Seller has delivered or made available to Parent with respect to each Seller Plan for which the following exists:

              (i) in respect of each Seller Plan for which financial statements and/or actuarial reports are required to be or are otherwise prepared, the most recent copy of such financial statements or actuarial reports;

              (ii) if Seller Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement; and

              (iii) a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Seller Plan.

         Section 3.14. Labor Matters. (a) Neither Seller nor any of the Seller Subsidiaries is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

         (b) Except in each case for such matters as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

              (i) neither Seller nor any of its Subsidiaries is a party to, or bound by, any Contract with a labor union or labor organization, nor is any such Contract presently being negotiated;

              (ii) neither Seller nor any of its Subsidiaries is the subject of any Action asserting that Seller or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Seller's Knowledge, is such proceeding threatened;

              (iii) there is no strike, work stoppage, lockout or other labor dispute involving Seller or any of its Subsidiaries pending or, to Seller's Knowledge, threatened;

              (iv) since January 1, 2003 there have been no delays in the fulfillment of any obligations towards the Employees that would be reasonably expected to lead to a dispute with Seller.

         Section 3.15. Environmental Matters. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

         (a) (i) the operations of Seller and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws; (ii) each of Seller and its Subsidiaries possesses all Environmental Permits required to operate its business as operated on the date hereof and complies with each and has not violated any such Environmental Permit; (iii) there are no pending or, to Seller's Knowledge, threatened, Actions under or pursuant to Environmental Laws (A) against Seller or its Subsidiaries or,
    (B) involving any real property currently or formerly owned, operated or leased by Seller or its Subsidiaries and (iv) Seller and its Subsidiaries are not subject to any Environmental Liabilities and, to Seller's Knowledge, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Seller or its Subsidiaries or operations thereon that would reasonably be expected to result in Environmental Liabilities.

         (b) to Seller's Knowledge, there has been no Environmental Report in relation to any real property now or previously owned or operated by Seller or any of its Subsidiaries that has not been delivered or made available to Parent prior to the date hereof.

         Section 3.16. Taxes.

         (a) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of Seller and its Subsidiaries have timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. The Seller and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable with respect to any taxable period ending prior to or including the Closing Date.

         (b) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Liens for Taxes exist with respect to any asset of Seller or any of its Subsidiaries, except for statutory Liens for Taxes not yet due or being contested in appropriate proceedings.

         (c) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor any of its Subsidiaries has any obligation under any agreement (either with any Person or any taxing authority) with respect to Taxes.

         (d) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no audit or other administrative or court proceedings are pending with respect to Taxes of Seller or any of its Subsidiaries and no written notice thereof has been received.

         (e) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no written claim has been made by a taxing authority in a jurisdiction where neither Seller nor any Subsidiary of Seller files Tax Returns that Seller or any of its Subsidiary is or may be subject to taxation in that jurisdiction.

         (f) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller and each Subsidiary has duly and timely withheld and paid over to the appropriate Governmental Authorities all Taxes required to have been withheld or paid in connection with amounts paid owing or owning to any employee, independent contractor, creditor, shareholder or other third party under all applicable Laws.

         (g) Seller has made available to Parent true and complete copies of (i) all corporate Tax Returns of Seller and its Subsidiaries showing a material tax liability for the preceding two taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Seller or any Subsidiary of Seller.

         (h) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor any of its Subsidiaries have transferred assets and/or liabilities within the fiscal unity of which Seller is the parent company, which such assets and/or such liabilities at the time of transfer contained a hidden reserve (stille reserve) which could result in a Tax liability for which any of the Subsidiaries could be liable.

         Section 3.17. Intellectual Property. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Seller and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens) and take all reasonable actions to protect, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted by Seller; (ii) to Seller's Knowledge, the use of any Intellectual Property by Seller and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Seller or any of its Subsidiaries acquired the right to use any Intellectual Property; (iii) to Seller's Knowledge, no Person is challenging or infringing on or otherwise violating any right of Seller or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Seller or any of its Subsidiaries; and (iv) to Seller's Knowledge, neither Seller nor any Subsidiary of Seller has received any written notice of any pending or threatened claim with respect to any Intellectual Property owned or used by Seller and its Subsidiaries.

         Section 3.18. Seller Satellites.

         (a) Section 3.18(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the satellites owned by Seller or any of its Subsidiaries (the "SELLER SATELLITES"). Seller has made available to Purchaser true and correct copies of the "Health Status Reports" prepared by Seller's Engineering and Operations Department since January 1, 2002 (the "HEALTH STATUS REPORTS"). As of the date hereof, to Seller's Knowledge, there are no material Seller Satellite anomalies that are not disclosed in the Health Status Reports. Seller and its Subsidiaries have good title to the Seller Satellites, in each case free and clear of all Liens except Permitted Liens.

         (b) Section 3.18(b) of the Seller Disclosure Schedule sets forth (i) a summary, by orbital location, of the status of frequency registration at the International Telecommunication Union ("ITU"), of each Seller Satellite and each other orbital location identified in the Dutch Permits, including ITU coordination request reference numbers and publication dates (or equivalent information for advance publication whenever coordination requests are still unpublished), the identity of the sponsoring administration and the frequency bands authorized by the AT, (ii) the dates Seller's ITU rights at the orbital location for which a satellite has not been brought into use would expire and (iii) a list, as of the date hereof, of all satellite intersystem coordination agreements to which Seller or any Subsidiary of Seller is a party. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to Seller's Knowledge, no Person or entity has date precedence in filing a Request for Coordination in accordance with the ITU regulations, or has asserted that it has rights to operate a spacecraft in a manner that would result in interference to any Seller Satellite or ground station.

         (c) Section 3.18(c) of the Seller Disclosure Schedule sets forth all material transmitting and/or receiving radio frequency facilities consisting of land, buildings, fixtures, equipment, improvements (if any) and telemetry, tracking and control equipment that are owned or leased by Seller or any of its Subsidiaries (the "SELLER GROUND STATIONS") or that are operated as of the date hereof by Seller or any of its Subsidiaries (the "MAJOR STATIONS"). No ground station other than a Major Station provides telemetry, tracking and control for a Seller Satellite. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the improvements to each Major Station and all components used in connection therewith are (i) in good operating condition and repair and are suitable for their intended purposes and (ii) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Major Station. To Seller's Knowledge, no other radio communications facility is causing objectionable interference to the transmissions from or the receipt of signals by any Seller Satellite or Seller Ground Station, except for any interferences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller and its Subsidiaries have good title to, or in the case of leased property or assets, a valid, binding and enforceable leasehold interest in, all Seller Ground Stations, in each case free and clear of all Liens except Permitted Liens.

         Section 3.19. Related Party Transactions. As of the date hereof, there is no transaction, agreement or arrangement between Seller or any of its Subsidiaries on the one hand, and any Person on the other hand that would constitute a "Related Transaction" within the meaning of Item 404 of Regulation S-K under the Exchange Act.

         Section 3.20. Brokers. (a) No broker, finder, investment banker, other intermediary or other Person (other than Goldman Sachs International and NM Rothschild & Sons Limited) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates. A copy of the engagement agreement and any other agreements between Seller or any of its Affiliates, on the one hand, and Goldman Sachs International or NM Rothschild & Sons Limited, on the other hand, has been provided to Parent.

         (b) Schedule 3.20(b) of the Seller Disclosure Schedule sets forth Seller's reasonable estimate, as of the date hereof, of the Expenses incurred or payable, or to be incurred or payable, by Seller or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby.

         Section 3.21. Real Property.

         (a) Section 3.21(a) of the Seller Disclosure Schedule contains a list of the Owned Property. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to Seller's Knowledge: (i) each of Seller and its Subsidiaries has good and marketable title to each parcel of Owned Property free and clear of all Liens, except for the Permitted Liens; and (ii) none of the Owned Property is owned jointly with any other Person.

         (b) Section 3.21(b) of the Seller Disclosure Schedule contains a list of all Leased Property. Seller has previously made available to Purchaser true, correct and complete copies of all leases for the Leased Property. To Seller's Knowledge, (i) Seller and its Subsidiaries have not received any notice from the other party to such Lease of the termination thereof and
    (ii) there is no default or event which, with notice or lapse of time or both, would constitute a default under such Lease on the part of Seller, except for any defaults and events that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no existing, or to Seller's Knowledge, threatened, condemnation or eminent domain proceedings affecting the Owned Property or any portion thereof.

         (d) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the covenants, conditions, rights-of-way, easements and similar restrictions affecting any Owned Property do not, in each case, impair the ability to use such Owned Property in the operation of the Businesses as conducted on the date hereof.

         (e) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any real property or any portions thereof or interests therein.

         (f) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the buildings and other structures on the Owned Property are in good and substantial repair and fit for the purposes for which they are presently used.

         Section 3.22. Opinion of Financial Advisor. Seller has received the opinion of NM Rothschild & Sons Limited to the effect that, as of the date hereof, the consideration to be received by the holders of Seller Shares in connection with the Agreement is fair to such holders from a financial point of view.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Except as set forth in the disclosure schedule delivered by Parent to Seller prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent represents and warrants with respect to itself and Purchaser, and Purchaser represents and warrants with respect to itself as follows:

         Section 4.01. Organization. (a) Each of Parent and the Parent Significant Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation and, except to the extent it does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any of Parent or Purchaser to perform its obligations under this Agreement, has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent to be conducted.

         (b) Purchaser is a Subsidiary of Parent and is a company organized under the laws of The Netherlands; 100% of the equity interests of Purchaser are held, directly or indirectly, by Parent.

         (c) Each of Parent and the Parent Significant Subsidiaries is duly qualified or licensed to do business and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any failures to be so duly qualified or licensed and in good standing that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

         (d) Parent has heretofore delivered to Seller accurate and complete copies of the articles of incorporation and by-laws or other similar organizational documents, as currently in effect, of each of Parent, the Parent Significant Subsidiaries and Purchaser.

         Section 4.02. Authority Relative to This Agreement. (a) No vote of holders of capital stock of any of Parent or the Parent Significant Subsidiaries is necessary to approve this Agreement or the transactions contemplated hereby. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent has duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has approved, or shall cause a Subsidiary of Parent to approve, in its capacity as a shareholder of Purchaser, the consummation of the transactions contemplated hereby. No additional corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms.

         (b) Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Purchaser has duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

         Section 4.03. Consents and Approvals; No Violations. (a) Except for filings, notifications, permits, authorizations, consents and approvals as may be required by, and other applicable requirements of, Euronext, the AFM, the NMa, the NYSE, the Exchange Act, any applicable Antitrust Law, any applicable foreign investment Law in the European Union or The Netherlands, the Communications Act, filings with, and approvals of the AT and the FCC, the United States Department of State, CFIUS, United States federal executive branch agencies with responsibility for law enforcement or homeland security, the approvals or notifications of the Governmental Authorities listed in Section 4.03(a) of the Parent Disclosure Schedule in connection with a change of control and/or assignment of the holders of the licenses, permits and registrations of Seller, compliance with any applicable provisions of Dutch Law listed in Section 4.03(a) of the Parent Disclosure Schedule and a notice to the SER (collectively, the "PARENT REQUIRED APPROVALS"), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by Parent and Purchaser of this Agreement or the consummation by Parent and Purchaser of the transactions contemplated hereby, except for failures to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices which do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

         (b) Neither the execution, delivery and performance of this Agreement by Parent or Purchaser nor the consummation by Parent or Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of association or by-laws (or similar governing documents) of Parent or Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, require consent, or result in the loss of a material benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which any of Parent, any Parent Significant Subsidiary or Purchaser is a party or by which any of them or any of their respective properties or assets may be bound or (iii) provided that filings, notifications, licenses, permits, authorizations, consents and approvals referenced in Section 4.03(a) have been made or obtained, violate any Law, applicable to Parent, any Parent Significant Subsidiary or Purchaser or any of their respective properties or assets, except in the case of (ii) and
    (iii) for violations, breaches or defaults that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of either of Parent or Purchaser to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

         Section 4.04. Regulatory Matters. (a) Each of Parent and Purchaser is legally, financially and otherwise qualified to be an FCC licensee, and to acquire, own and operate Seller's facilities licensed by the FCC under the Communications Act. Each of Parent and Purchaser knows of no fact that would, under the Communications Act and the existing rules, regulations, policies and procedures of the FCC, (i) disqualify Parent or Purchaser as a transferee or assignee of the FCC licenses or as the owner of such FCC licenses and operator of the associated facilities, (ii) cause the FCC to fail to approve in a timely fashion the application for the FCC approval of the transaction contemplated by this Agreement or (iii) cause the FCC to deny a request to update the "Permitted Space Station List" to reflect Purchaser as the owner and operator of the Seller Satellites, or to impose a condition that would, or would reasonably be expected to, have a material adverse effect on Parent, its Affiliates or Purchaser or a Material Adverse Effect. No waiver of any FCC rule or policy that would materially delay FCC approval is necessary to be obtained for the grant of the applications for the transfer or assignment of the FCC licenses to Purchaser, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

         (b) Each of Parent and Purchaser is legally and otherwise qualified to enter into and/or assume obligations under contracts with the government of the United States. Each of Parent and Purchaser knows of no fact that would, under applicable Law, disqualify such Parent or Purchaser as a party to any such contract with the United States government.

         Section 4.05. Information Supplied. None of the information supplied or to be supplied by any of Parent, Purchaser or their respective Affiliates for inclusion in the Shareholder Circular or any document filed with any Governmental Authority (including, in each case, any amendments or supplements thereto) and any other documents included therein will, on the date the Shareholder Circular is mailed to Seller's shareholders or, as applicable, the date on which the applicable filing is made, or at the time immediately following any amendment or supplement to the Shareholder Circular or such filing or at the time the Seller Shareholders Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.06. Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened, against any of Parent, the Parent Significant Subsidiaries or Purchaser, which questions the validity of this Agreement or any action to be taken by any of Parent, the Parent Significant Subsidiaries or Purchaser in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.

         Section 4.07. Interim Operations of Purchaser. Purchaser has engaged in no business other than in connection with the transactions contemplated by this Agreement.

         Section 4.08. Brokers. None of Parent or Purchaser or any of their Affiliates has made any agreement or arrangement with any broker, finder or investment banker relating any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement which will or may give rise to any valid claim against Seller or any of its Subsidiaries.

         Section 4.09. Financial Ability. (a) Purchaser has received, accepted and agreed to (i) one or more valid and binding commitment letters from certain lenders (collectively, the "DEBT FINANCING COMMITMENT LETTER"), committing them to provide to Purchaser (or Affiliates of Purchaser) debt financing for the transactions contemplated hereby, subject to the terms and conditions set forth therein (such debt financing, the "DEBT FINANCING") and (ii) valid and binding commitment letter from certain Affiliates of Parent (the "EQUITY FINANCING COMMITMENT LETTER"), committing them to provide to Purchaser equity financing for the transactions contemplated hereby, subject to the terms and conditions set forth therein (such equity financing, the "EQUITY FINANCING" and together with the Debt Financing, the "FINANCING"). True and complete copies of the executed Debt Financing Commitment Letter and the Equity Financing Commitment Letter have been delivered to Seller on or prior to the date hereof.

         (b) As of the date hereof, the Debt Financing Commitment Letter and the Equity Financing Commitment Letter delivered to Seller are in full force and effect and are not subject to the execution and delivery of any other Contracts.

         (c) The aggregate proceeds of the Financing will be sufficient to pay the Purchase Price, the Transfer Taxes payable pursuant to Section 2.03 and all fees and expenses required to be paid as a condition to the consummation of the Financing. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute an event of default on the part of Parent or Purchaser under the Equity Financing Commitment Letter or the Debt Financing Commitment Letter that has not been waived or remedied to the satisfaction of the lenders under the Debt Financing Commitment Letter, within 30 days of the date of occurrence of such event of default. Parent has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Equity Financing Commitment Letter and the Debt Financing Commitment Letter.

         Section 4.10. Investigation by Parent and Purchaser. Each of Parent and Purchaser is experienced and sophisticated with respect to the transactions contemplated by this Agreement. In entering into this Agreement, neither Parent nor Purchaser is relying on the accuracy or completeness of any information or materials provided (whether in writing or orally) by or on behalf of Seller, its Subsidiaries, any of its Affiliates or any of their respective employees, agents or representatives, except for those representations and warranties contained in
Article III of this Agreement.

                                   ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

         Section 5.01. Conduct of Business of Seller. Except for matters set forth in the Seller Disclosure Schedule or as otherwise permitted or contemplated by any provision of this Agreement or required by applicable Law or in connection with the Cash Dividend, the Distribution, the Retained Cash Amount and the Seller Liquidation, during the period from the date hereof to the Closing Date, Seller will, and will cause each of its Subsidiaries to, conduct its operations, and not take any action except in the ordinary course of business consistent with past practice and in accordance with applicable Law, use its reasonable best efforts to preserve its current business organizations, keep available the services of its current officers and employees, preserve its assets and properties in good repair and condition, maintain in full force and effect substantially the same levels of coverage of insurance with respect to its assets, operations and activities as are in effect on the date hereof, continue to make capital expenditures pertaining to its business in accordance with Seller's capital budget existing on the date hereof and delivered to Parent, maintain the Seller Permits in full force and effect and shall timely file and prosecute any necessary applications for renewal of the Seller Permits, collect its receivables and preserve its relationships with Governmental Authorities, customers, suppliers, licensors, licensees, distributors and others having material business dealings with it. Except for matters set forth in the Seller Disclosure Schedule or as otherwise permitted or contemplated by any provision of this Agreement or required by applicable Law and except for any actions in the ordinary course consistent with past practice or in connection with the Cash Dividend, the Distribution, the Retained Cash Amount and the Seller Liquidation, from the date hereof to the Closing Date, Seller will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed:

         (a) cause, adopt or propose any amendments to the Seller Articles or any charter documents of its Subsidiaries or the terms of any outstanding securities of Seller;

         (b) authorize for issuance, issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) or agree or commit to issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights) or make any payments based on the market price or value of shares or other capital stock of Seller, except for (i) the transfer or issuance of Seller Shares in connection with the exercise of Seller Stock Options or the vesting of Seller Restricted Shares, in each case outstanding on the date hereof or granted after the date hereof as permitted herein or
    (ii) the attachment of Seller Shares in connection with debt collection proceedings against certain customers of Seller;

         (c) (i) adjust, split, subdivide, combine, recapitalize or reclassify any shares of its capital stock; (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than dividends by wholly-owned Subsidiaries and ordinary dividends on Seller Shares); (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; (iv) directly or indirectly redeem, purchase, repurchase, retire or otherwise acquire any of its securities or (v) grant any Person any right or option to acquire any shares of its capital stock;

         (d) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Seller;

         (e) except for letters of credit issued in connection with pre-payments by customers in an aggregate amount up to U.S.$5 million or borrowings under existing lines of credit (or any replacement thereof) in an aggregate amount up to U.S.$5 million, (i) repurchase, repay, incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Subsidiaries of Seller); (iv) pledge or otherwise encumber shares of capital stock; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien (other than a Permitted Lien) thereupon;

         (f) except (i) to satisfy contractual obligations existing on the date hereof, and (ii) for any retention or employment agreement, plan or arrangement entered into or established in connection with the transactions contemplated hereby and set forth in Section 5.01(f) of the Seller Disclosure Schedule, (A) terminate, establish, implement, adopt, amend, enter into, make any new, accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Seller Plan or other employment, severance, change in control, termination or other similar agreement or arrangements (including the funding arrangements in respect thereof) grant plan, policy or program that would be a Seller Plan if in effect as of the date hereof; (B) increase or commit to increase the commissions, compensation or benefits, including fringe benefits, payable or accrued or that would become payable by Seller or any of its Subsidiaries or accrue in respect to any employee, director or officer of Seller; (C) waive or commit to waive any debts due to Seller or any of its Subsidiaries from any employee or director of any such company; (D) grant any severance or termination pay to any present or former director, officer or employee of Seller or its Subsidiaries, (E) loan or advance any money or other property to any present or former director, officer or employee of Seller or its Subsidiaries or (F) grant any equity or equity-based awards.

         (g) (i) assign, transfer, sell, license, lease (as lessor), sell and leaseback or otherwise dispose of, or pledge, mortgage, encumber or otherwise subject to any Lien, any amount of Seller's or any of its Subsidiaries' property or assets, whether tangible or intangible, that is material to Seller and its Subsidiaries, taken as a whole; or (ii) acquire any assets that are material, individually or in the aggregate, to Seller and its Subsidiaries, taken as a whole;

         (h) except as may be required as a result of a change in Law or in U.S. GAAP, change any of the accounting principles or practices used by it which would materially affect its reported consolidated assets, liabilities or results of operations;

         (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein or
    (ii) authorize or make any new capital expenditure or expenditures or investments exceeding U.S.$3 million in the aggregate other than (A) as contemplated by Seller's current capital expenditure budget or (B) necessary and advisable to maintain the assets of Seller and its Subsidiaries in good working order;

         (j) make, change or revoke any material Tax election, or settle or compromise any material claim or assessment or surrender any right to a material claim for a Tax refund, in each case, if such action could reasonably be expected to increase the tax liability of Seller or any Subsidiary or decrease any Tax attribute of Seller or any existing Subsidiary on the Closing Date;

         (k) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

         (l) pay, discharge, waive, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as required by their terms in effect on the date hereof;

         (m) settle or compromise any pending litigation in which Seller or any of its Subsidiaries is a named defendant for a cash settlement amount in excess of U.S.$1 million in the aggregate;

         (n) enter into any agreement or arrangement that limits or otherwise restricts Seller or any of its Subsidiaries or any successor thereto in any material respect or that would, after the Closing Date, limit or restrict Parent in any material respect from engaging or competing in any line of business or in any geographic area;

         (o) purchase a new, renew, or amend an existing, insurance policy;

         (p) amend in any material respect, terminate or cancel any Seller Material Contract or enter into any Contract that would be a Seller Material Contract if in effect on the date hereof; or

         (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through 5.01(p) or any action which would (i) make any of the representations or warranties of Seller contained in this Agreement (A) which are qualified as to materiality, untrue or incorrect or (B) which are not so qualified, untrue or incorrect in any material respect or (ii) except as otherwise permitted by Section 6.04, reasonably be likely to result in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article IX hereof not being satisfied.

         Section 5.02. Access to Information. (a) Between the date hereof and the Closing Date, Seller will (i) give Parent and Purchaser and their authorized representatives (including counsel, financial advisors and accountants) and the prospective lenders to Parent and Purchaser (and their counsel and advisors) reasonable access during normal business hours to all key employees, and key facilities including plants, offices, properties, warehouses and to all books and records of Seller and its Subsidiaries and which access shall be subject to the reasonable security procedures of Seller and its Subsidiaries, (ii) cause Seller's officers and key employees and those of its Subsidiaries and its auditors, counsel and financial advisors to cooperate with Parent and Purchaser in their investigation of the business of Seller and its Subsidiaries and to furnish Parent and Purchaser and their authorized representatives and the prospective lenders to Parent and Purchaser (and their counsel and advisors) with such financial and operating data and other information with respect to the business, properties and personnel of Seller and its Subsidiaries as Parent or Purchaser may from time to time reasonably request and (iii) deliver (x) quarterly management reports and financial results and (y) to the extent they exist, monthly financial reports and reports with respect to material satellite anomalies as soon as practicable after they become available; provided, however, that Seller may withhold (A) any document or information that is subject to the terms of a confidentiality agreement with a third party; (B) any document or information, if such disclosure would violate applicable Law or (C) such portions of documents or information which are subject to attorney-client privilege and the provision of which, as determined by Seller's counsel, may eliminate the privilege pertaining to such documents, in each case, only after Seller has endeavored in good faith to enter into arrangements or obtain consents or waivers that would permit Seller to make such document or information available to Parent, but has failed to enter into such arrangements or obtain such consents or waivers; provided, further, however, that access by Parent and Purchaser and their authorized representatives and the prospective lenders to Parent and Purchaser (and their counsel and advisors) to competitively sensitive information shall be restricted to those persons who have a need to know such information for due diligence purposes.

         (b) Each of Parent and Purchaser will hold and will cause its authorized representatives to hold (including the prospective lenders to Parent and Purchaser and their counsel and advisors) in confidence all documents and information concerning Seller and its Subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement between Blackstone Management Partners IV LLC and Seller, dated March 5, 2004 (the "CONFIDENTIALITY AGREEMENT").

         Section 5.03. Parent Covenants. Except as otherwise expressly provided in this Agreement or as set forth in the Parent Disclosure Schedule, prior to the Closing Date, neither Parent nor any of its Subsidiaries will, without the prior written consent of Seller take, propose to take, or agree in writing or otherwise to take, any action which (a) would make the representations or warranties of Parent and Purchaser in this Agreement, (i) which are qualified as to materiality, untrue or incorrect or (ii) which are not so qualified, untrue in any material respect or (b) would reasonably be likely to result in any of the conditions to the consummation of the transactions contemplated by this Agreement and set forth in Article IX hereof not being satisfied.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.01. Preparation of the Shareholder Circular. Seller shall prepare the Shareholder Circular and cause notice for the Seller Shareholders Meeting to be published in accordance with Article 22.5 of the Seller Articles as soon as practicable on or after the date hereof. Parent and Purchaser shall promptly provide any information or other assistance, reasonably requested in connection with the foregoing. Prior to publishing the Shareholder Circular (or any amendment or supplement thereto) with respect thereto, Seller (i) shall provide Parent and its counsel an opportunity to review and comment on such document and (ii) shall give reasonable consideration to all comments proposed by Parent and its counsel. Seller shall make the notice referred to above, the Shareholder Circular and all other relevant documents in connection with the Seller Shareholder Meeting available on Seller's website as soon as practicable after the publication of notice for the Seller Shareholder Meeting.

         Section 6.02. Board Actions and Shareholders Meeting. Seller, acting through the Seller Boards, shall, in accordance with the Seller Articles, convene and hold the Seller Shareholders Meeting for the purpose of obtaining the Required Seller Vote within 35 days after publishing the Shareholder Circular unless Seller is prevented from doing so by applicable Law or circumstances not within the reasonable control of Seller. Except as otherwise permitted by Section 6.04, each of the Seller Boards shall recommend approval of this Agreement and the transactions contemplated hereby, which recommendation will be included in the Shareholder Circular, and shall use their reasonable best efforts to solicit the approval of the shareholders of Seller in connection with the Required Seller Vote.

         Section 6.03. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each of the other Parties to this Agreement in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, as promptly as practicable, including (i) defending Actions challenging this Agreement, the resolutions of the Seller Boards or the Seller Shareholder Meeting with respect to the transactions contemplated hereby or the consummation of any of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order or injunction vacated and reversed; (ii) taking all reasonable actions necessary to cause the conditions precedent in Article IX to be satisfied, including any reasonable actions necessary to avoid any Action by any Governmental Authority; (iii) taking all reasonable actions necessary to obtain all necessary consents, approvals, written permissions, confirmations and waivers from third parties, including any Governmental Authority; and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party agrees to make or cause to be made an appropriate filing of all filings that are advisable or required by applicable Antitrust Laws, the Communications Act, including the rules, regulations and policies promulgated thereunder by the FCC, any applicable Law of The Netherlands, any foreign investment Law and in connection with any other Seller Required Approvals and Parent Required Approvals with respect to the transactions contemplated hereby, as promptly as practicable, and in no event later than 15 Business Days after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any applicable Law of The Netherlands, the European Union, the United States or other Antitrust Laws and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.03 necessary to cause the expiration or termination of the applicable waiting periods under any applicable Law of The Netherlands, the European Union, the United States or such other Laws as soon as practicable. Without limiting the foregoing, each of the Parties shall request and shall use its reasonable best efforts to obtain early termination of the waiting period provided for under the HSR Act.

         (b) Each of Parent and Seller shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under applicable Antitrust Laws, the Communications Act, any applicable law of The Netherlands, any foreign investment Law and in connection with any other Seller Required Approvals and Parent Required Approvals, use its reasonable best efforts to (i) cooperate to prosecute each application for approval with reasonable diligence and otherwise use their reasonable best efforts to obtain the grants of the applications as expeditiously as practicable, including the exercise of reasonable diligence to comply with any request from the FCC or AT for additional documents, information or materials; (ii) cooperate in all respects with the other Party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) notify the other Party promptly following any communication received by such Party from, or given by such Party to the AT, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the FCC or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party and, in each case, provide the other Party with a copy of any written communication promptly after the receipt thereof; and (iv) oppose any petitions to deny or other objections filed with respect to the applications for any FCC or AT approval, including any administrative or judicial review and any requests for reconsideration or review of any FCC or AT approval, in each case regarding any of the transactions contemplated hereby. Each Party agrees to comply with any condition imposed on it (or its Affiliates) by the FCC or AT in granting the application for transfer or assignment of the FCC or AT licenses, except that no Party shall be required to comply with a condition if compliance with the condition would reasonably be expected to have a material adverse effect on Parent or its Affiliates or have a Material Adverse Effect (other than any such conditions generally applicable to satellite space stations or earth station licensees within a relevant jurisdiction). Each of Parent and Purchaser shall take or cause to be taken all actions necessary, appropriate or desirable to be taken by Parent and Purchaser (and their respective Affiliates) to permit the FCC or AT to approve in a timely fashion the FCC or AT transfer or assignment application, except that neither Seller, its Affiliates, Parent, its Affiliates, nor Purchaser shall be required to take any action that would be reasonably likely to have a material adverse effect on Parent, its Affiliates, or Purchaser or have a Material Adverse Effect.

         (c) In furtherance and not in limitation of the covenants of the Parties , contained in Sections 6.03(a) and 6.03(b), each of Parent and Seller shall use its reasonable best efforts to resolve such objections if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby, under the Communications Act, any applicable Law of The Netherlands, any Antitrust Law or any foreign investment Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of the Communications Act, any applicable Law of The Netherlands, any Antitrust Law or any foreign investment Law, each of the Parties shall cooperate in all respects with the other Parties and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 shall (i) limit a Party's right to terminate this Agreement pursuant to Section 10.02(a) or (c) so long as such Party has theretofore complied in all material respects with its obligations under this Section 6.03, (ii) require Parent to agree to any conditions which would impose (A) any limitations on Parent's ownership or operation of all or any material portion of Seller's or any of its Subsidiaries' or Purchaser's or Affiliates' business or assets, or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of Seller's or any of its Subsidiaries' business or assets, (B) any obligations on Parent or any of its Subsidiaries or Seller or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (C) any other obligation, restriction, limitation, qualification or other conditions, which, in the case of any of clauses (A) through (C) above, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or any of its Affiliates or have a Material Adverse Effect or
    (iii) require Seller to agree to any dispositions, limitations, consents, commitments, agreements or other actions, other than any disposition, limitation, consent, commitment agreement or other action that in each such case may be conditioned upon the consummation of the transactions contemplated by this Agreement.

         (d) For the avoidance of doubt, the covenants of the Parties contained in Sections 6.03(a) and 6.03(b) shall apply to notifications, filings, agreements, or approvals required or advisable to be made with, entered into, or obtained from the U.S. Department of State (Directorate of Defense Trade Controls, Bureau of Political-Military Affairs), CFIUS under Exon-Florio, or the U.S. federal executive branch agencies with responsibility for law enforcement or homeland security.

         (e) Parent and Purchaser shall not, without the prior written consent of Seller, which consent Seller shall not unreasonably withhold or delay:

              (i) take any action which would or is reasonably likely to (A) adversely affect the ability of Parent or Purchaser to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby; (B) adversely affect Parent's or Purchaser's ability to perform its covenants and agreements under this Agreement; or (C) result in any of the conditions to the performance of the Parties' obligations hereunder not being satisfied; or

              (ii) agree or make any commitment to take any actions prohibited by this Section 6.03(e).

         (f) Seller shall provide reasonable notice and consult with Parent in the event that, after the date hereof, Seller continues negotiations in connection with the renewal or replacement of the Credit Agreement.

         Section 6.04. Acquisition Proposals. (a) Seller will not, and will cause its Subsidiaries and each officer, director, employee, consultant, financial advisor, auditor, investment banker, attorney, accountant, agent or other advisor or representative (collectively, the "REPRESENTATIVES") of Seller or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing information) the making by any Person (other than the parties hereto) of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or in connection with, or take any other action to facilitate, any Acquisition Proposal or any inquiries with respect to, or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing); provided that, nothing contained in this Section 6.04(a) shall prohibit Seller from furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide Acquisition Proposal, if (i) the Seller Boards determine in good faith that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (ii) to the extent such Person enters into a confidentiality and/or standstill agreement with Seller on terms in substance less favorable to Seller or more favorable to such Person than the corresponding terms of the Confidentiality Agreement (the "REVISED CONFIDENTIALITY TERMS"), Seller provides Parent with a copy of the Revised Confidentiality Terms and agrees that the corresponding terms of the Confidentiality Agreement shall, if so requested by the Affiliates of Parent which are parties thereto, be amended (including, if there are no corresponding Revised Confidentiality Terms, by deleting the relevant provisions of the Confidentiality Agreement) so that they are substantially similar to the Revised Confidentiality Terms and (iii) the Required Seller Vote has not yet been obtained. Seller shall notify Parent of having received any written Acquisition Proposal (and provide a copy thereof) and any other Acquisition Proposal with respect to which it proposes to take the actions permitted by clauses (i) and (ii) in the proviso to the preceding sentence promptly, and in any event no later than two Business Days after its receipt thereof, and shall keep Parent reasonably informed on a current basis as to the status of any discussions and negotiations subject to applicable Law. Immediately after the execution and delivery of this Agreement, Seller will, and will cause its Subsidiaries, and its and their Representatives to, cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any possible Acquisition Proposal unless such Persons makes an unsolicited Acquisition Proposal and Seller has complied with the provisions of this Section 6.04(a) in all material respects. Nothing in this
Section 6.04 shall permit Seller to terminate this Agreement or affect any other obligations of Seller under this Agreement (except as specifically provided in Sections 10.03(b)). "SUPERIOR PROPOSAL" shall mean an unsolicited Acquisition Proposal with respect to which the Seller Boards have determined in good faith, after consultation with their financial advisors and legal advisors and taking into account all relevant factors, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing, that (x) if accepted, such Acquisition Proposal would result in a transaction more favorable from a financial point of view to Seller's shareholders than the transactions contemplated by this Agreement and
(y) is reasonably capable of being consummated.

         (b) The Seller Boards will not withdraw, modify or amend, or propose to withdraw, modify or amend, in any manner adverse to Parent, their respective recommendations that Seller shareholders vote in favor of the transactions contemplated by this Agreement (or publicly announce any intention to do so) unless (i) an unsolicited bona fide written Superior Proposal is pending at the time the Seller Boards determine to take any such action, (ii) Seller shall have complied in all material respects with this Section 6.04, and
    (iii) Seller shall have notified Parent at least five Business Days in advance of its intention to effect such withdrawal, modification or amendment and shall have negotiated in good faith with Parent during such five Business Day period (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such proposal would no longer be determined in good faith by the Seller Boards to constitute a Superior Proposal.

         (c) Notwithstanding anything in this Agreement to the contrary, nothing shall prohibit Seller or the Seller Boards from communicating to its shareholders a position with respect to any Acquisition Proposal to the extent required by applicable Law or from making such disclosure to the Seller shareholders which the Seller Boards determine is otherwise required under applicable Law.

         Section 6.05. Public Announcements. Each of Parent and Seller will consult with the other and provide the other with a reasonable opportunity to comment thereon, before issuing any press release, making any filing with the SEC or the FCC or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement and the Confidentiality Agreement and shall not issue any such press release, make any such SEC or FCC filing or make any such public statement prior to such consultation, except as may be required by applicable Law, the Seller Articles or under any listing agreement or applicable rules of any securities exchange.

         Section 6.06. Indemnification; Directors' and Officers' Insurance. (a) Each of Parent and Purchaser agrees that all rights to exculpation and indemnification for acts or omissions in favor of the current or former directors (including in their capacity of members of any committee of the Boards), members of Seller's executive management committee or officers of Seller occurring prior to or at the Closing Date (the "INDEMNIFIED PARTIES") as provided in the Seller Articles or in any agreement listed in the Seller Disclosure Schedule shall continue in full force and effect in accordance with their terms from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions and all exculpation and indemnification obligations of Seller for acts or omissions occurring prior to or at the Closing Date set forth in the Seller Articles or in any agreement listed in the Seller Disclosure Schedule shall be assumed by Purchaser from and after the Closing and shall constitute Assumed Liabilities. For the avoidance of doubt, all obligations of Seller to the Indemnified Parties for acts or omissions occurring prior to or at the Closing Date shall constitute Assumed Liabilities under this Agreement .

         (b) For a period of six years after the Closing Date, Parent shall cause to be maintained in effect policies of at least the same coverage as the policies of directors' and officers' liability insurance maintained by Seller for the benefit of those persons who are covered by such policies on the Closing Date with respect to matters occurring at or prior to the Closing Date, to the extent that such liability insurance can be maintained at a cost to Parent not greater than 300 percent of the last annual premium for the current Seller directors' and officers' liability insurance as set forth in the Seller Disclosure Schedule; provided that, if such insurance cannot be so maintained or obtained at such costs, Parent shall cause Purchaser to maintain or obtain as much of such insurance as can be so maintained or obtained (not to exceed six years from the Closing Date) at a cost equal to 300 percent of the last annual premium of Seller for such insurance.

         (c) Without limiting Parent's or Purchaser's obligations under Section 6.06(a), from and after the Closing Date, to the fullest extent permitted by Law, each of Parent and Purchaser shall indemnify, defend and hold harmless each Indemnified Party, to the same extent as provided in the Seller Articles on the date hereof, and the Liquidator against all Losses to the extent arising from, relating to, or otherwise in respect of, any actual or threatened Action in respect of actions or omissions occurring at or prior to the Closing Date in connection with such Indemnified Party's duties as an officer or director of Seller or any of its Subsidiaries or the Liquidator's duties pursuant to the Seller Liquidation, including in respect to this Agreement and the transactions contemplated hereby; provided, however, that no Indemnified Party nor the Liquidator shall be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by such Indemnified Party or the Liquidator, as the case may be, constituting
    (i) a material breach of this Agreement, (ii) criminal conduct, (iii) any material violation of national, state or foreign securities laws or (iv) any action taken in bad faith. In the event of any Loss described in the preceding sentence, (i) Purchaser shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties or the Liquidator (and reasonably acceptable to Purchaser) on a monthly basis promptly after statements are received in advance of settlement, judgment or other resolution thereof to such Indemnified Party or the Liquidator, as the case may be, upon request (provided such Indemnified Party or the Liquidator, as applicable, provides an undertaking to repay all advanced expenses if it is ultimately determined that such Person is not entitled to indemnification) and (ii) Purchaser shall cooperate in the defense of any such matter; provided that Purchaser shall not be obligated pursuant to this Section 6.06(c) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction (selected by a plurality of the applicable Indemnified Parties) with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. Notwithstanding the foregoing, neither Parent nor Purchaser shall have any obligations to an Indemnified Party or to the Liquidator with respect to (i) any Retained Liabilities or (ii) an Action pending in front of a court of competent jurisdiction if such court shall determine that indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law and such determination shall have become final and non-appealable.

         Section 6.07. Notification of Certain Matters. Seller shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to Seller, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Closing Date, (ii) any failure in any material respect of any of Seller, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (v) any Actions (or communications indicating that the same may be contemplated) commenced or threatened against any of Seller, Parent or Purchaser, as the case may be, or any of their respective Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.10 or Section 4.06 or which relate to the consummation of the transactions contemplated by this Agreement or (vi) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided that, the delivery of any notice pursuant to this Section
6.07 shall not cure such breach or non-compliance or limit or otherwise affect the rights or remedies available hereunder to the Party receiving such notice. Seller shall consult with Parent, and consider reasonable requests made by Parent, regarding the attachment of Seller Shares held by certain customers of Seller in connection with debt collection proceedings against such customers.

         Section 6.08. Regulatory Filings. Seller shall furnish to Parent copies of all reports and other documents which it files with the Trade Register, the AFM, Euronext, the SER, the SEC, the NYSE, the AT, the Dutch Ministry of Economic Affairs, or the FCC on or after the date hereof, and Seller represents and warrants that as of the respective dates thereof, such reports and other documents will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to filings with the AT, the Dutch Ministry of Economic Affairs and the FCC, the obligation to provide documents to Parent shall not include, in the case of the FCC, filings in proceedings of general applicability, and in the case of the AT or the Dutch Ministry of Economic Affairs, routine preliminary coordination documents and documents not directly related to the Dutch Permits. Seller shall provide to Parent periodic oral reports on the status of coordination efforts. The audited consolidated financial statements and unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will comply as to form in all material respects with applicable accounting requirements, Dutch and foreign applicable Laws and the published rules and regulations of Euronext, the AFM, the SEC, the NYSE and the FCC with respect thereto and will fairly present, in conformity with U.S. GAAP applied on a consistent basis (except as specifically indicated in the notes thereto), the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. Seller's obligation with respect to the FCC filings or information shall be limited to publicly available information and shall not require disclosure of confidential information.

         Section 6.09. Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses and, following the Closing, all Expenses of Seller incurred prior to or as of the Closing and not theretofore paid shall constitute Assumed Liabilities.

         Section 6.10. Financing. (a) Each of Parent and Purchaser shall use its commercially reasonable efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letter, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein (or otherwise on terms and conditions which do not reduce the aggregate amount of the Debt Financing or amend the conditions to the drawdown of the Debt Financing or are adverse to the interests of Seller in any other respect), (ii) satisfy all conditions applicable to Parent and Purchaser in such definitive agreements that are within its control, (iii) comply with its obligations under the Debt Financing Commitment Letter, (iv) enforce its rights under the Debt Financing Commitment Letter and (v) in the event the Debt Financing Commitment Letter is terminated prior to the Closing, obtain a renewal of, or a substitute for, the Debt Financing Commitment Letter on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Debt Financing Commitment Letter or on more favorable terms to Purchaser. In the event any portion of the Debt Financing becomes unavailable on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Debt Financing Commitment Letter, Parent and Purchaser shall use their commercially reasonable efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Purchaser. Purchaser shall give Seller prompt notice of it becoming aware of any material breach by any party of the Debt Financing Commitment Letter or any termination of the Debt Financing Commitment Letter. Parent shall keep Seller informed on a reasonable basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Equity Financing Commitment Letter or the Debt Financing Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing, amends the conditions to the drawdown of the Financing or is adverse to the interests of Seller in any other respect.

         (b) Seller agrees to provide, and shall cause its Subsidiaries and its and their respective Representatives to provide, all reasonable cooperation reasonably in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Subsidiaries), including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions and sessions with rating agencies, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding Seller as may be reasonably requested by Parent (including projections and financial statements), (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the transactions contemplated by this Agreement and
    (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the transactions contemplated by this Agreement, including by participating in road shows, and (v) providing and executing documents, including a certificate of the chief financial officer of Seller with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Debt Financing and legal opinions, as may be reasonably requested by Parent; provided that, none of Seller or any of its Subsidiaries or Affiliates shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing (other than Liabilities to be incurred by Subsidiaries of Seller at the Closing). Parent shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller or any of its Subsidiaries in connection with such cooperation. Parent and Purchaser shall, on a joint and several basis, indemnify and hold harmless Seller and its Subsidiaries and their respective Representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith.

         Section 6.11. Further Assurances. From and after the Closing Date, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Assets as provided in this Agreement. Without limiting the foregoing, from and after the Closing (i) Seller shall (and shall cause its Subsidiaries to) do all things necessary, proper or advisable under applicable Law as requested by Parent to put Purchaser in effective possession, ownership and control of the Assets and Parent and Purchaser shall cooperate with Seller for such purpose and (ii) each of Parent and Purchaser shall do all things necessary, proper and advisable under applicable Law as requested by Seller (A) to transfer to Seller (or such other Person as Seller shall indicate) any Excluded Assets that Purchaser may possess and (B) to assure that Purchaser, rather than Seller or any of its Subsidiaries, is the obligor in respect of all Assumed Liabilities, and Seller shall cooperate with Purchaser for such purposes.

         Section 6.12. Seller Liquidation. (a) Each of Parent and Purchaser shall use its reasonable best efforts to (i) assist Seller to effect the Seller Liquidation and take all actions reasonably requested by Seller for such purpose, including by granting Seller and its Affiliates reasonable access to the Assets and providing such other assistance as Seller may reasonably request; and (ii) assist Seller to effect the Distribution as soon as practicable after the Closing and prior to the commencement of the opposition period related to the Seller Liquidation, including by undertaking to pay or discharge all outstanding debts, liabilities and claims that are Assumed Liabilities that may arise in connection with the Seller Liquidation.

         (b) Seller shall use the Retained Cash Amount to pay, perform and discharge any obligations and liabilities that arise in connection with the Seller Liquidation. Seller shall distribute, or cause to be distributed, any part of the Retained Cash Amount that remains available as of the consummation of the Seller Liquidation to an account designated by Purchaser no later than two Business Days following the consummation of the Seller Liquidation.

         Section 6.13. Ancillary Agreements. On the Closing Date, each of Purchaser and Seller shall execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed on the date hereof.

         Section 6.14. Work-around Undertaking. Without prejudice to the respective rights of the parties under Section 6.03 and without limiting any of their respective obligations under Section 6.03 with respect to periods following the Closing, Seller and Purchaser shall cooperate in entering into lawful arrangements from and after the Closing to provide that Purchaser shall receive the benefits of all Assets, and be responsible for all Assumed Liabilities, under each Permit (including Permits the transfer of which is prohibited by applicable Law) and Contract under which the Assets will not be transferred at Closing free and clear of Liens (other than Permitted Liens) or under which the Liabilities will not be fully transferred, in either case as the result of the failure to obtain a consent or approval or make a filing of notification. Nothing in this Agreement shall be construed as an attempt to transfer any Asset that is by its terms non-transferable without the consent of another party.

                                   ARTICLE VII

                                EMPLOYEE MATTERS

         Section 7.01. Assignment by Operation of Law. The Parties acknowledge, agree and accept that this Agreement qualifies as the transfer of an undertaking under section 7:662-666 of the Dutch Civil Code (Burgerlijk Wetboek) ("DCC"). According to section 7:663 DCC, the following actions will occur by operation of law:

         (a) The employees who are on the employment rolls of Seller immediately prior to the Closing Date and who are subject to the DCC will leave the employment of Seller and will enter the employment of Purchaser effective as of the Closing Date (the "TRANSFERRED SELLER EMPLOYEES"); and

         (b) The terms and conditions of employment of the Transferred Seller Employees with Purchaser will be identical, in full scope, to the terms and conditions of employment of the Transferred Seller Employees with Seller immediately prior to the Closing Date.

         Section 7.02. Dutch Pension Plans. The Transferred Seller Employees are participants in the pension plan arranged by Seller (the "SELLER PENSION PLAN"), provided by ABN-AMRO Levensverzekering N.V. (the "SELLER PENSION PROVIDER"). Purchaser shall arrange an identical pension plan (the "PURCHASER PENSION PLAN" and a pension provider ("pensioenuitvoerder", the "PURCHASER PENSION PROVIDER") to be in place at the Closing Date upon terms and conditions that do not result in any adverse effect or reduction in the aggregate benefits that the Transferred Seller Employees are eligible to accrue compared to the benefits which they would have been eligible to accrue had their participation in the Seller Pension Plan continued uninterrupted. Seller and Purchaser shall use all reasonable efforts to transfer, effective as of the Closing Date, from Seller to Purchaser all contractual obligations and liabilities of Seller towards the Seller Pension Provider, in relation to the Seller Pension Plan. Purchaser shall offer the Transferred Seller Employees the opportunity to participate in the Purchaser Pension Plan effective as of the Closing Date.

         Section 7.03. Other Employees. With respect to employees of Seller who are not subject to the DCC and employees of Subsidiaries ("OTHER EMPLOYEES"):

         (a) For a period of not less than twelve (12) months following the Closing, Purchaser shall provide or cause to be provided to the Other Employees in each jurisdiction in which such Other Employees are employed compensation and employee benefit plans, considered in the aggregate, that are comparable in all material respects to the level of compensation and employee benefits (other than equity-based compensation) provided to the Other Employees immediately prior to the Closing.

         (b) In addition to and without limitation on paragraph (a) hereof, Purchaser shall provide for a period of twelve (12) months after the Closing Date, severance benefits that are comparable in all material respects to the severance benefits provided to the Other Employees immediately prior to the Closing Date.

         (c) In addition to and without limitation on paragraph (a) hereof, Purchaser shall adopt or assume, as applicable, or shall cause the Subsidiaries and any successor of any of them to adopt or assume, effective as of the Closing, pension plans and programs for Other Employees on terms and conditions that do not result in any adverse effect or reduction in aggregate pension benefits to Other Employees compared to the benefits which they would have been eligible to accrue had their participation in the pension plans in which they were participants immediately prior to the Closing continued uninterrupted following the Closing. Without limitation on the foregoing, Purchaser shall assume, or shall cause the Subsidiaries or any successor of any of them to assume, sponsorship of, and any liabilities or other obligations relating to, any insurance contracts, trust agreements, or other funding vehicles relating to any pension plans or programs covering Other Employees and in effect immediately prior to the Closing Date. Nothing in this paragraph is intended to prevent or in any way limit the ability of Purchaser following the Closing Date to terminate or amend any such plan in accordance with its terms.

         Section 7.04. Works Council Advice. Section 7.04 of the Seller Disclosure Schedule contains a copy of the letter, dated June 4, 2004, delivered to Seller by its interim works council expressing the advice of that body with respect to this Agreement and the transactions contemplated hereby. Parent and Purchaser accept, and undertake to fulfill or comply with, each of the conditions to such advice set forth in such letter.

                                  ARTICLE VIII

                                   TAX MATTERS

         Section 8.01. Transfer Taxes. Purchaser shall be responsible for and pay, and indemnify and hold Seller and its Subsidiaries harmless from, any and all Transfer Taxes imposed by any Governmental Authority in connection with the transactions contemplated by this Agreement. In the event that any such Transfer Taxes are required under applicable Law to be collected, remitted or paid by Seller or any of its Subsidiaries or any agent thereof (as requested by Seller or any of its Subsidiaries), Purchaser shall (on behalf of itself and of its applicable Subsidiaries) pay the amount of such Transfer Taxes to Seller, any of its Subsidiaries or any such agent, as applicable, at the Closing or thereafter, as applicable, as requested of or by Seller, in addition to the Purchase Price.

         Section 8.02. Tax Indemnification. (a) Purchaser shall be responsible for and pay, and indemnify and hold Seller harmless from, any and all Tax liabilities of Seller with respect to the Business and the Assets due to any taxing authority for any Pre-Closing Tax Period (as well as amounts relating to the Pre-Closing Tax Period described in Section 8.02(c) but excluding any amounts indemnified under Section 8.01), other than Tax liabilities (i) that are Retained Liabilities pursuant to Section 2.02(b) or (ii) that arise directly or indirectly as a result of a carry-back of Tax losses from a Post-Closing Tax Period to a Pre-Closing Tax Period due to a disallowance of such Tax losses or otherwise; provided, however, that this clause (ii) of this Section 8.02(a) does not limit Purchaser's obligation to pay Seller for the use of Seller's items of loss or credit that arise in a Straddle Period and are attributable to the Post-Closing Tax Period (pursuant to Section 8.02(c)), for which Purchaser has agreed to indemnify Seller for under this Section 8.02(a).

         (b) Seller shall be responsible for and pay, and indemnify and hold Purchaser harmless from, any and all Tax liabilities that are Retained Liabilities pursuant to Section 2.02(b) (including, for the avoidance of doubt, Tax liabilities of Seller for any Post-Closing Tax Period).

         (c) Purchaser and Seller agree that any allocation of income or deductions required to determine any Taxes attributable to any Straddle Period shall be made by means of a closing of the books and records of Seller at the Closing; (i) the amount of Taxes that would be payable for any Pre-Closing Tax Period, assuming the Seller's taxable period, in fact, ended at the Closing (other than Tax liabilities that are or would be Retained Liabilities pursuant to Section 2.02(b)) will be treated as a Tax liability of Seller which Purchaser shall be responsible for and pay, and indemnify and hold Seller harmless from pursuant to Section 8.02(a), (ii) the amount of taxes that would be payable for any Post-Closing Tax Period, assuming Seller's taxable period, in fact, ended at the Closing, will be treated as a Tax liability of Seller which Seller shall be responsible for and pay, and indemnify and hold Purchaser harmless from pursuant to Section 8.02(b), (iii) the amounts of taxes under (i) and (ii) will be determined without taking into account any net aggregate loss that would be treated as arising from the Pre-Closing Period or the Post-Closing Period assuming the books and records are closed at the Closing as described above.

         (d) Payment of any amount due under this Section 8.02 shall be made within 30 days following written notice by the other party that payment of such amounts to the appropriate taxing authority is due. In the case of a Tax that is contested in accordance with the provisions of Section 8.03, payment of Tax to the appropriate taxing authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

         (e) If the receipt or accrual of any indemnity payments pursuant to this Agreement (including for the avoidance of doubt, payments pursuant to Section 8.01) results in taxable income to the indemnified party, such payment shall be increased by the indemnifying party so that, after the payment of any Taxes with respect to the receipt or accrual of the payment, the indemnified party shall have realized the same net amount it would have realized had the payment not resulted in taxable income. Purchaser and Seller shall timely and properly claim all deductions, credits or other Tax benefits that result from any such payment or in respect of an Assumed Liability or Retained Liability, unless otherwise required by applicable Law. To the extent an Assumed Liability or Retained Liability, as applicable, gives rise to a deduction, credit or other Tax benefit to the indemnified party, the amount of any indemnity payment made by the indemnifying party to the indemnified party under this Agreement shall be decreased by the amount of the reduction in Taxes actually realized by the indemnified party as a result of such deduction, credit or other Tax benefit. If a reduction in Taxes of the indemnified party occurs in a taxable period following the period in which the indemnification payment is made, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized.

         Section 8.03. Procedures Relating to Indemnification of Tax Claims. (a) If, after the Closing Date, an audit, investigation, discussion with any taxing authority or similar proceeding with respect to Tax matters (the "TAX PROCEEDING") shall have previously been initiated, shall be commenced, or a claim shall be made, by any taxing authority, which might result in an indemnity pursuant to Section 8.02, the party receiving notice of such Tax Proceeding shall promptly notify the other party in writing of such Tax Proceeding; provided, however, that failure to give such notice shall not affect the indemnification obligations under Section 8.02, unless such failure materially prejudices the indemnifying party.

         (b) With respect to any Tax Proceeding which might result in an indemnity payment pursuant to Section 8.02(a), after the Closing Date Purchaser shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and, without limiting the foregoing, may with the consent of the other party (which consent shall not be unreasonably withheld) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Proceeding in any permissible manner.

         (c) With respect to any Tax Proceeding which might result in an indemnity payment pursuant to Section 8.02(b), the Seller shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and, without limiting the foregoing, may with the consent of the other party (which consent shall not be unreasonably withheld) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Proceeding in any permissible manner.

         (d) With respect to any Tax Proceeding which might result in an indemnity payment pursuant to Section 8.02(a) or Section 8.02(b) (a "JOINT TAX PROCEEDING"), after the Closing Date Purchaser and Seller shall jointly control, and each shall have the right to participate in all activities and strategic decisions with respect to such Joint Tax Proceedings at their own expense. There shall be no settlement or closing or other agreement with respect to a Joint Tax Proceeding without the consent of the other party, which consent will not be unreasonably withheld; provided, however, that if either party shall refuse to consent to any settlement, closing or other agreement that the other party proposed to accept (a "PROPOSED SETTLEMENT"), then (a) the liability with respect to the subject matter of the Proposed Settlement of the party who proposed to accept the Proposed Settlement shall be limited to the amount that such liability would have been to that party if the Proposed Settlement has been accepted, and (b) the other party shall be responsible for all expenses incurred thereafter in connection with the contest of such Joint Tax Proceeding except to the extent that the final settlement imposes less liability on the party who proposed to accept the Proposed Settlement than the Proposed Settlement would have imposed, in which case such party shall be responsible for a portion of such expenses equal to the lesser of (i) 50% of such expenses and (ii) the amount by which the liability imposed on such party by the final settlement is less than that which would have been imposed by the Proposed Settlement. Either Purchaser or Seller may assume sole control of any Joint Tax Proceeding if it acknowledges in writing that it has sole responsibility for any Tax liabilities that might arise in such Joint Tax Proceeding.

         (e) Notwithstanding the foregoing, with respect to a Tax Proceeding which relates to the basis of Seller's assets for Dutch corporate income tax purposes as set forth on the Opening Tax Balance Sheet, following the date of this Agreement until the Closing Date, Seller shall regularly consult with Purchaser regarding all material activities and all strategic decisions of and relating to such Tax Proceedings prior to undertaking such activities or strategic decisions and shall take account of, reflect, or implement all of the Purchaser's comments and suggestions that Seller reasonably determines appropriate. For the avoidance of doubt, nothing in this Section 8.03(e) shall limit or modify the parties rights or obligations under section 5.01(j) or (k). Seller and Purchaser shall each bear its own expenses relating to the matters described in this section.

         Section 8.04. Filing of Tax Returns. (a) Purchaser shall prepare or cause to be prepared and Seller shall timely file or cause to be timely filed Seller's Tax Returns for any Pre-Closing Tax Period (other than a Straddle Period Return) due after the Closing Date. Seller shall prepare or cause to be prepared and timely file or cause to be filed timely its Tax Returns for any Post-Closing Tax Period that are required to be filed.

         (b) Seller's Tax Returns for any Straddle Period shall be prepared in a manner consistent with prior practice. Seller will allow Purchaser (i) an opportunity to review and comment upon any Tax Return for any Straddle Period (including any amended Tax Return for any Straddle Period) with respect to any item that may result in an indemnity payment pursuant to
    Section 8.02(a) or which could reasonably be anticipated to have a Material Adverse Effect on a Post-Closing Tax Period with respect to the Business and the Assets (ii) with respect to Seller's 2003 and 2004 corporate income Tax Return, to determine whether to elect to file such corporate income Tax Return on the basis of the fiscal unity regime as applicable in 2002, and
    (iii) an opportunity to review any Seller Tax Return which includes a net loss that would be carried back to a Pre-Closing Tax Period and result in a refund described in Section 2.01(b)(ii)(E). If Purchaser reasonably objects to the treatment of any such item, Purchaser shall, as promptly as practicable, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If any such notice of objection is delivered, Seller and Purchaser shall negotiate in good faith to resolve their disagreement. If Seller and Purchaser have not resolved their disagreement within five Business Days after receipt by Seller of such notice, they shall refer the matter for resolution to independent accountants, the decision of which shall be binding on Seller and Purchaser. The costs, fees and expenses of the independent accountants shall be borne by (1) Seller if the net resolution of the disputed items favors Purchaser, (2) Purchaser if the net resolution of the disputed items favor Seller, and (3) otherwise equally by Purchaser and Seller. If a Tax Return for any Straddle Period is required to be filed before the independent accountants are unable to make a determination with respect to any disputed item, then, notwithstanding the filing of such Tax Return, the independent accountants shall make a determination with respect to any disputed issue and appropriate adjustments shall be made to reflect such determination not later than five Business Days after such decision has been rendered.

         Section 8.05. Refunds and Credits. Any Tax refund or amount credited or offset against Tax that is actually realized by Seller (including the application or carry-forward of a deduction, loss or other Tax benefit from a Pre-Closing Tax Period to offset or reduce any

Taxes payable by Seller under Section 2.02(b)(i)) or with respect to the Business or the Assets (other than any refund retained by Seller under Section 2.01(b)(ii)) shall be for the account of Purchaser, and Seller shall pay over to Purchaser the amount of any such refund, credit, offset or reduction within ten days after receipt of such refund or utilization of such credit, offset or reduction.

         Section 8.06. Tax Information and Cooperation. Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including providing powers of attorney, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained under this Section 8.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         Section 8.07. Tax Ruling. Seller and Purchaser shall reasonably cooperate to obtain a ruling from the Dutch tax authority regarding the structure described in Section 2.09(a), or such alternative rulings as Seller and Purchaser may jointly agree, to the effect that any payment made under this Agreement by Purchaser or on behalf of Purchaser to Seller or on behalf of Seller for any Assumed Liabilities will be treated as an additional installment of the Purchase Price as referred to in article 13 para 1, Corporate Income Tax Act, and accordingly that any such payment will not constitute a taxable profit item for Seller.

                                   ARTICLE IX

                               CLOSING CONDITIONS

         Section 9.01. Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby to the extent permitted by applicable
Law:

         (a) The transactions contemplated by this Agreement shall have been approved and adopted by the Required Seller Vote.

         (b) (i) Any applicable approvals or waiting periods required under the Antitrust Laws or foreign investment Laws of The Netherlands, the European Union or the United States shall have expired or early termination thereof shall have been granted; (ii) the approvals of the AT and the FCC shall have been received, and (iii) all other approvals or waiting periods required under any other Antitrust Law or foreign investment Law shall have been obtained or expired, except for approvals the failures of which to have been obtained and waiting periods the failures of which to have expired, do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement; and (ii) no Governmental Authority shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any court in The Netherlands, the European Union, the United States or any other country or before any other Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, except, in the case of (i) and
    (ii), for Laws, actions and proceedings that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (d) All authorizations, consents or approvals of a Governmental Authority (other than those specified in Section 9.01(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for such authorizations, consents or approvals, the failures of which to have been made or obtained do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 9.02. Conditions to the Obligations of Parent and Purchaser. The obligations of each of Parent and Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable
Law:

         (a) The representations and warranties of Seller contained herein shall have been true when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true only as of the specified date); provided, however, that this condition shall be deemed satisfied with respect to all representations and warranties (except for the representations and warranties set forth in Section 3.02) unless all failures of such representations and warranties to be so true and correct (without giving effect to any materiality, Material Adverse Effect or similar qualification), in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

         (b) Seller shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

         (c) Seller shall have delivered to Parent a certificate, dated the date of the Closing, signed by any officer of Seller, certifying as to the fulfillment of the conditions specified in Sections 9.02(a) and 9.02(b).

         (d) Seller shall have delivered to Purchaser at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Purchaser and in compliance with the Code and Treasury regulations promulgated thereunder certifying such facts as to establish that the acquisition of New Skies Networks, Inc. is exempt from withholding pursuant to Treasury regulation Section 1.1445-2.

         (e) All approvals of the FCC and AT required to consummate the transactions shall have been received without the imposition of any condition that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser, Parent or any of their Affiliates or a Material Adverse Effect; there shall be no outstanding petition for reconsideration, application for review or judicial appeal of such consent which is reasonably likely to result in a reversal of such consent or the imposition of a condition that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser, Parent or any of their Affiliates or a Material Adverse Effect; and the time for filing any such petition, application or appeal shall have expired, provided that the expiration of the time for such filing will not be a condition to Parent's or Purchaser's obligations to effect the closing if no petition to deny or objection was filed at the FCC against the FCC applications prior to the granting of such applications by the FCC or relevant FCC staff official pursuant to delegated authority. Parent and Purchaser may waive the requirement that the FCC approval not be subject to further review, reconsideration or judicial appeal which is reasonably likely to result in a reversal of such consent or the imposition of a condition that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser, Parent or any of their Affiliates or a Material Adverse Effect as a condition to its obligation to close.

         (f) The FCC shall have (i) issued an order or notice updating, or taken such other action necessary to update, the "Permitted Space Station List" to reflect Purchaser as the new owner and operator of the Seller Satellites with terms and conditions that do not, and would not be reasonably expected to, have, individually or in the aggregate, a material adverse effect on Parent, its Affiliates or Purchaser or a Material Adverse Effect; provided that Purchaser and Parent shall accept conditions, if required by the FCC,
    (A) to insulate non-U.S. entities with direct or indirect interests in Purchaser or Parent and (B) to cap or limit further investments in Purchaser or Parent by non-U.S. entities (other than in the case of either clause (A) or (B), for non-U.S. entities (1) that are Cayman Islands limited partnerships or general partner entities (but no other entities) affiliated with

    Blackstone Capital Partners (Cayman) IV L.P. and Blackstone FI Communication Partners (Cayman) L.P and in existence as of the date hereof or (2) that are formed specifically for the purpose of this transaction in jurisdictions which Purchaser reasonably believes would not adversely affect the receipt of FCC approvals and that individually or collectively with each other or those entities identified in clause (1) above, hold, directly or indirectly, a 100% interest in Purchaser or Parent); and (ii) made an affirmative determination specified in 47 U.S.C.ss.761(a) in writing, or otherwise determined in writing that 47 U.S.C.ss.761(a) does not apply to this transaction.

         (g) Purchaser shall have received written permission of the Dutch Ministry of Economic Affairs or the AT, which permission, in as far as the rights and obligations pertaining to orbital slots and frequencies as mentioned in the Dutch Seller Permits issued by The Netherlands (as set forth in Schedule 3.12(a)) are concerned, is substantially the same as the permission set forth in such Dutch Permits, except for such differences as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser, Parent or any of their Affiliates or a Material Adverse Effect.

         (h) Purchaser shall have received the funds committed for the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment Letter or upon terms and conditions which are, in the reasonable judgment of Purchaser, comparable or more favorable to Purchaser and to the extent that any such terms and conditions are not set forth in the Debt Commitment Letter, then upon terms and conditions which are reasonable and customary.

         (i) Subject to and taking into account arrangements entered pursuant to
    Section 6.14, Seller shall have received all requisite consents, authorizations and approvals from third parties (other than Governmental Authorities) other than those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 9.03. Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

         (a) The representations and warranties of each of Parent and Purchaser contained herein shall have been true when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true only as of the specified date); provided, however, that this condition shall be deemed satisfied unless all failures of such representations and warranties to be so true and correct (without giving effect to any materiality or similar qualification), in the aggregate, have had, or would reasonably be expected to have a material adverse effect on the ability of any of Parent or Purchaser to perform their respective obligations under this Agreement.

         (b) Each of Parent and Purchaser shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

         (c) Parent shall have delivered to Seller a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the fulfillment of the conditions specified in Sections 9.03(a) and 9.03(b).

                                    ARTICLE X

                         TERMINATION; AMENDMENT; WAIVER

         Section 10.01. Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date by mutual written consent of Seller and Parent duly authorized by the Seller Boards and Parent.

         Section 10.02. Termination by Either Parent or Seller. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date by Seller or Parent if:

         (a) the Closing Date shall not have occurred by April 5, 2005; provided that, if all conditions to the obligations of the parties set forth in
    Article IX other than the conditions set forth in Sections 9.01(b), 9.01(d), 9.02(e), 9.02(f) and 9.02(g) and conditions to be satisfied at the Closing have been satisfied or waived prior to such date, then the right to terminate this Agreement pursuant to this Section 10.02(a) shall not be available to any party until September 5, 2005;

         (b) the Required Seller Vote shall not have been obtained at the Seller Shareholders Meeting or at any adjournment or postponement thereof; or

         (c) any Governmental Authority shall have issued or adopted a final Law or Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or other action is or shall have become final and nonappealable, except for Laws, Orders or actions that do not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser, Parent or any of their Affiliates or a Material Adverse Effect;

provided that, the right to terminate this Agreement pursuant to this Section
10.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the transactions contemplated by this Agreement to be consummated.

         Section 10.03. Termination by Seller. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date by Seller if:

         (a) there is a breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Sections 9.03(a) or 9.03(b), which has not been cured (or is not capable of being cured) within fifteen Business Days following receipt by Parent of written notice of such breach;

         (b) prior to the obtaining of the Required Seller Vote, Seller shall have received an Acquisition Proposal which the Seller Boards have determined to constitute a Superior Proposal pursuant to and in accordance with Section 6.04 and to accept; provided that (i) Seller shall have complied in all material respects with Section 6.04, (ii) Seller shall have given Parent at least five Business Days notice prior to such determination and the Seller Boards shall have determined, after taking into account any revised proposal made by Parent since receipt of such Superior Proposal, that such Superior Proposal remains a Superior Proposal (and Seller shall have negotiated in good faith with Parent during such five Business Day period (to the extent Parent desires to negotiate) with respect to such revised proposal), and (iii) Parent (or its designee) shall have been paid in accordance with Section 10.05(b)(i);

         (c) (i) any court shall have issued any Order (A) ruling that the resolutions passed by the Seller Boards or the Seller Shareholder Meeting violated applicable Law or (B) restraining, enjoining, prohibiting such resolutions or the execution of this Agreement and/or the transactions contemplated hereby, or (ii) the Enterprise Chamber of the Court of Appeal in Amsterdam ("de Ondernemingskamer") shall have entered an Order ordering
    (A) an investigation ("onderzoek") within the meaning of Article 2:345 DCC of Seller's affairs ("beleid en de gang van zaken") and (B) a provisional measure ("onmiddellijke voorziening") within the meaning of Article 2:349a
    (2) DCC in connection with this Agreement and the transactions contemplated hereby, provided that Seller shall have used its reasonable best efforts, after consultation with Parent, to defend against the entry of any such Order and, in the case of clause (ii), that the Supervisory Board of Seller shall have determined in good faith, after consultation with its legal advisors, that there is a reasonable likelihood such investigation, the related report or the possibility of further proceedings would lead to material adverse consequences to Seller, its business or its stakeholders and that termination pursuant to this Section would be in the best interests of Seller, its business or its stakeholders;

         (d) the Debt Financing Commitment Letter shall have terminated without any renewal of, or a substitute for, the Debt Financing Commitment Letter (on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Debt Financing Commitment Letter or on terms which are not more adverse to Seller) having been obtained.

         Section 10.04. Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date by Parent if:

         (a) there is a breach by Seller (i) of any of its obligations under
    Section 6.04, or (ii) of any representation, warranty, covenant or agreement contained in this Agreement that, individually or in the aggregate, would give rise to a failure of a condition set forth in Sections 9.02(a) or 9.02(b), which (in the case of this clause (b)) has not been cured, or is not capable of being cured, within fifteen Business Days following receipt by Seller of written notice of such breach;

         (b) prior to the obtaining of the Required Seller Vote, (i) the Seller Boards shall have failed to recommend or shall have withdrawn, modified or amended or shall have proposed to withdraw, modify or amend, in any manner adverse to Parent, their respective recommendations that Seller shareholders vote in favor of the transactions contemplated by this Agreement (or publicly announce any intention to do so), (ii) the Seller Boards shall have approved or recommended any Acquisition Proposal (or resolved to do so) or
    (iii) any Person or group (as defined in Section 13(d)(3) of the Exchange
    Act) shall have become the Beneficial Owner of more than 50% of the outstanding Seller Shares.

         Section 10.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article X, this Agreement (other than Sections 5.02(b), 10.05 and Article XI) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided that, no such termination shall relieve any Party of any liability or damages resulting from any willful and material breach of any representations, warranties, covenants or agreements contained in this Agreement.

         (b) Notwithstanding Section 6.09, if this Agreement is terminated:

              (i) by Seller pursuant to Section 10.03(b), then, concurrently with or prior to such termination, Seller shall pay (or cause the payment) to Parent (or its designee) a liquidated damages amount of U.S.$20 million.

              (ii) by Parent pursuant to Section 10.04(b), then, no later than five Business Days following such termination, Seller shall pay (or cause the payment) to Parent (or its designee) a liquidated damages amount of U.S.$20 million.

              (iii) by Seller pursuant to Section 10.03(c) and within twelve months of any such termination, Seller enters into a definitive agreement regarding any Acquisition Proposal (provided that, for the purposes of this clause (iii), the first reference to "10%" in the definition of Acquisition Proposal shall mean "20%") or any Acquisition Proposal is consummated, then, no later than one Business Day following the execution of such definitive agreement or consummation, Seller shall pay (or cause the payment) to Parent (or its designee) a liquidated damages amount of U.S.$20 million.

              (iv)   by either Parent or Seller pursuant to Section 10.02(b) and
                     (A) at or prior to the time of the Seller Shareholders Meeting an Acquisition Proposal (provided that, for the purposes of this clause (iv), the first reference to "10%" in the definition of Acquisition Proposal shall mean "20%") shall have been commenced, publicly disclosed or communicated and (B) within twelve months of any such termination, Seller enters into a definitive agreement regarding any Acquisition Proposal or any Acquisition Proposal is consummated, then, no later than one Business Day following the execution of such definitive agreement or consummation, Seller shall pay (or cause the payment) to Parent (or its designee) a liquidated damages amount of U.S.$20 million.

              The parties agree that if this Agreement is terminated in circumstances under which Parent is entitled to receive a payment of liquidated damages pursuant to this Section 10.05(b), and such payment is made, such liquidated damages shall be Parent's and Purchaser's exclusive remedy for any loss, Liability, damage or claim arising out of or in connection with any such termination of this Agreement.

         Section 10.06. No Rescission. Without prejudice to the preceding Sections 10.01 through 10.05 hereof, the Parties waive their respective rights to rescind or cancel (ontbinden or vernietigen) this Agreement on the basis of Sections 3:44, 6:228 and 6:265 of the DCC. The party in error shall bear the risk of any error made in creating this Agreement.

         Section 10.07. Amendment. This Agreement may be amended by action taken by Seller, Parent and Purchaser at any time before or after approval of the transactions contemplated by this Agreement by the Required Seller Vote but, after any such approval, no amendment shall be made which requires the approval of the shareholders of Seller under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties.

         Section 10.08. Extension; Waiver. At any time prior to the Closing Date, each Party (for these purposes, Parent and Purchaser shall together be deemed one Party and Seller shall be deemed the other Party) may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Closing Date. This Section 11.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date.

         Section 11.02. Entire Agreement; Assignment; Transfer. (a) This Agreement (including the schedules and Exhibits), together with the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         (b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided that, (i) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of the current owner(s) of Parent which is organized under the laws of Luxembourg, The Netherlands or the Cayman Islands and (ii) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent which is organized under the laws of The Netherlands, but, in the case of
    (i) and (ii) no such assignment shall relieve any of Parent or Purchaser of its respective obligations under this Agreement if any such assignee does not perform such obligations. Any assignment in violation of this Section 11.02(b) shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

         (c) Until the earlier of (i)12 months after the Closing and (ii) the consummation of the Liquidation, neither Purchaser nor any Permitted Transferee of Purchaser may transfer all or substantially all of the Assets or the Assumed Liabilities to any third party or parties unless the transferee has agreed in writing to be liable, jointly and severally with Purchaser and Parent, for all Liabilities and obligations of Purchaser and Parent under this Agreement; provided that no such transfer shall relieve Parent, Purchaser or any Permitted Transferee of their respective obligations under this Agreement if the transferee fails to perform any such obligations or pay for any Assumed Liability. Any transfer in violation of this Section 11.02(c) shall be void. "PERMITTED

    TRANSFEREE" shall mean any party to which any of the Assets have been transferred in accordance with this Section 11.02(c).

         Section 11.03. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile; provided that, the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient and (iii) two Business Days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a Party at the following address for such Party:

         if to Parent or Purchaser to:
                                            c/o The Blackstone Group L.P.
                                            345 Park Avenue
                                            New York, NY 10154
                                            U.S.A.
                                            Attention: Mark Gallogly
                                            Facsimile: +1 212 583 5704

         with a copy to:                    The Blackstone Group International
                                               London
                                            Stirling Square
                                            5-7 Carlton Gardens, 4th Floor
                                            London SW1Y 5AD
                                            United Kingdom
                                            Attention: Lawrence Guffey
                                            Facsimile: +44 20 7451 4038

                                            Simpson Thacher & Bartlett LLP
                                            425 Lexington Avenue
                                            New York, New York 10017
                                            Attention: Edward J. Chung, Esq.
                                            Facsimile: +1 212 455 2502

                                            NautaDutilh N.V.
                                            Strawinskylaan 1999
                                            P.O. Box 7113
                                            1007 JC Amsterdam
                                            The Netherlands
                                            Attention: Robert ten Have
                                            Facsimile: +31 20 717 1111

         and

                                            Simpson Thacher & Bartlett LLP
                                            Citypoint

                                            One Ropemaker Street
                                            London EC2Y 9HU
                                            Attention: Michael Wolfson
                                            Facsimile: +44 20 7275 6502


         if to Seller, to:
                                            New Skies Satellites N.V.
                                            Rooseveltplantsoen 4
                                            2517 KR The Hague
                                            The Netherlands
                                            Attention: Thai Rubin
                                            Facsimile: +31 70 306 4201

         with a copy to:                    De Brauw Blackstone Westbroek
                                            Tripolis
                                            Burgerweeshuispad 301
                                            P.O. Box 75084
                                            1070 AB Amsterdam
                                            Attention: Martin van Olffen
                                            Facsimile: +31 20 577 1758

                                            Cleary, Gottlieb, Steen & Hamilton
                                            One Liberty Plaza
                                            New York, NY 10006
                                            U.S.A.
                                            Attention: Daniel S. Sternberg
                                            Facsimile: +1 212 225 3999

         and:                               Cleary, Gottlieb, Steen & Hamilton
                                            City Place House
                                            55 Basinghall Street
                                            London EC2V 5EH
                                            England
                                            Attention: Glen M. Scarcliffe
                                            Facsimile: +44 20 7600 1698

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         Section 11.04. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of The Netherlands, without giving effect to the choice of law principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

         Section 11.05. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 11.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and, except for Section 6.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 11.07. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 11.08. Enforcement; Jurisdiction. All disputes arising out or in connection with this Agreement, including disputes concerning the existence and validity thereof, shall be resolved exclusively by the District Court (Arrondissementsrechtbank) in The Hague, The Netherlands and each of the Parties
(a) consents to submit itself to the personal jurisdiction of that court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the District Court in The Hague or any other court in The Netherlands or any other jurisdiction and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the District Court in The Hague, The Netherlands.

         Section 11.09. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

         Section 11.10. Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to herein means such statute as from time to time amended, qualified or supplemented, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

         (b) The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the Party to whom such information is to be made available.

         (c) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

                            [signature page follows]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                     NEPTUNE ONE HOLDINGS LTD.



                                     By: /s/ David Tolley
                                         ----------------------------------
                                         Name:  David Tolley
                                         Title: Director



                                     MUNARO HOLDING B.V.



                                     By: /s/ Peter Wallace
                                         ----------------------------------
                                         Name:  Peter Wallace
                                         Title: Director



                                     NEW SKIES SATELLITES N.V.



                                     By: /s/ Daniel S. Goldberg
                                         ----------------------------------
                                         Name:  Daniel S. Goldberg
                                         Title: Chief Executive Officer